Exhibit 10.1

CREDIT AGREEMENT

Dated as of May 30, 2003

among

HARD ROCK HOTEL, INC.

as Borrower,

The Lenders referred to herein

and

BANK OF AMERICA, N.A.,

as Administrative Agent

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS AND ACCOUNTING TERMS

1.1	Defined Terms

1.2	Use of Defined Terms

1.3	Accounting Terms

1.4	Rounding

1.5	Exhibits and Schedules

1.6	References to “Borrower and its Subsidiaries”

1.7	References to Times

1.8	Miscellaneous Terms

ARTICLE 2	LOANS

2.1	Loans-General

2.2	Base Rate Loans

2.3	LIBOR Loans

2.4	Letters of Credit

2.5	Voluntary Reduction of Commitments

2.6	Scheduled Mandatory Reductions of Commitments

2.7	Other Mandatory Reductions of Commitment

2.8	Administrative Agent’s Right to Assume Funds Available for Advances

2.9	Swing Line

ARTICLE 3	PAYMENTS AND FEES

3.1	Principal and Interest

3.2	Upfront Fees

3.3	Commitment Fees

3.4	Letter of Credit Fees

3.5	Agency Management Fees

3.6	Fee Determination Detail

3.7	Increased Commitment Costs

3.8	LIBOR Costs and Related Matters

3.9	Late Payments

3.10	Computation of Interest and Fees

3.11	Non-Banking Days

i

3.12	Manner and Treatment of Payments

3.13	Funding Sources

3.14	Failure to Charge Not Subsequent Waiver

3.15	Administrative Agent’s Right to Assume Payments Will be Made by Borrower

3.16	Survival

ARTICLE 4	REPRESENTATIONS AND WARRANTIES

4.1	Existence and Qualification; Power; Compliance With Laws

4.2	Authority; Compliance With Other Agreements and Instruments and Government Regulations

4.3	No Governmental Approvals Required

4.4	Subsidiaries

4.5	Financial Statements

4.6	No Material Adverse Changes

4.7	Title to Property

4.8	Intangible Assets

4.9	Public Utility Holding Company Act

4.10	Litigation

4.11	Binding Obligations

4.12	No Default

4.13	ERISA

4.14	Regulations U and X; Investment Company Act

4.15	Disclosure

4.16	Tax Liability

4.17	Projections

4.18	Hazardous Materials

4.19	Gaming Laws

4.20	Security Interests

4.21	Tax Shelter Regulations

ARTICLE 5	AFFIRMATIVE COVENANTS

5.1	Payment of Taxes and Other Potential Liens

5.2	Preservation of Existence

5.3	Maintenance of Properties

5.4	Maintenance of Insurance

5.5	Compliance With Laws

5.6	Keeping of Records and Books of Account

5.7	Compliance With Agreements

5.8	Use of Proceeds

5.9	Hazardous Materials Laws

ARTICLE 6	NEGATIVE COVENANTS

6.1	Prepayment of Indebtedness

6.2	Payment of Subordinated Obligations

6.3	Disposition of Property

6.4	Hostile Tender Offers

6.5	Mergers

6.6	Distributions

6.7	ERISA

6.8	Change in Nature of Business

6.9	Liens, Negative Pledges and Rights of Others

6.10	Indebtedness and Contingent Obligations

6.11	Total Leverage Ratio

6.12	Senior Leverage Ratio

6.13	Fixed Charge Coverage Ratio

6.14	Capital Expenditures

6.15	Investments

6.16	New Subsidiaries

6.17	Transactions with Affiliates

6.18	Changes to the Subordinated Obligations or Codes, Covenants and Restrictions

ARTICLE 7	INFORMATION AND REPORTING REQUIREMENTS

7.1	Financial and Business Information

7.2	Compliance Certificates

ARTICLE 8	CONDITIONS

8.1	Initial Advances on the Closing Date

8.2	Any Advance

ARTICLE 9	EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1	Events of Default

9.2	Remedies Upon Event of Default

9.3	Call Right in Favor of the Noteholders under the Indenture

ARTICLE 10	THE ADMINISTRATIVE AGENT

10.1	Appointment and Authorization of Administrative Agent

10.2	Delegation of Duties

10.3	Liability of Administrative Agent

10.4	Reliance by Administrative Agent

10.5	Notice of Default

10.6	Credit Decision; Disclosure of Information by Administrative Agent

10.7	Indemnification of Administrative Agent

10.8	Administrative Agent in its Individual Capacity

10.9	Successor Administrative Agent

10.10	Administrative Agent May File Proofs of Claim

10.11	Collateral Matters

ARTICLE 11	MISCELLANEOUS

11.1	Cumulative Remedies; No Waiver

11.2	Amendments; Consents

11.3	Attorney Costs, Expenses and Taxes

11.4	Nature of Lenders’ Obligations

11.5	Survival of Representations and Warranties

11.6	Notices

11.7	Execution of Loan Documents

11.8	Successors and Assigns

11.9	Right of Setoff

11.10	Sharing of Setoffs

11.11	Indemnification by Borrower

11.12	Nonliability of the Lenders

11.13	No Third Parties Benefited

11.14	Confidentiality

11.15	Further Assurances

11.16	Integration

11.17	Governing Law

11.18	Severability of Provisions

11.19	Headings

11.20	Time of the Essence

11.21	Foreign Lenders and Participants

11.22	Hazardous Material Indemnity

11.23	Gaming Boards

11.24	Waiver of Right to Trial by Jury

11.25	Purported Oral Amendments

Exhibits

A - Assignment Agreement

B - Compliance Certificate

C - Form of Revolving Note

D - Form of Term Note

E - Request for Loan

F - Request for Letter of Credit

Schedules

1.1	Designated Capital Expenditures
1.2	Continuing Letter of Credit
4.3	Governmental Approvals
4.8	Intellectual Property
4.18	Environmental Matters
6.8	Permitted Title Exceptions
6.9	Existing Liens
6.10	Existing Indebtedness
8.1(a)(xvii)	Permitted Title Exceptions

v

CREDIT AGREEMENT

Dated as of May 30, 2003

This Credit Agreement (“Agreement”) is entered into by and among Hard Rock Hotel, Inc., a Nevada corporation (“Borrower”), each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8 (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A., as Administrative Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

1.1                                 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, by which Borrower directly or indirectly (i) acquires any going business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquires control of at least a majority in ordinary voting power of the interest in any partnership, limited liability company or joint venture.

“Administrative Agent” means Bank of America, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

“Advance” means any advance made or to be made by any Lender to Borrower as provided in Article 2, and includes each Base Rate Advance and each LIBOR Advance.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests (on a fully diluted basis) of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation, partnership or other Person.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent and the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all of the Lenders.  As of the Closing Date, the Aggregate Commitments are $40,000,000.

“Aggregate Effective Amount” means, as of any date of determination and with respect to all Letters of Credit, the sum of (a) the aggregate effective face amounts of all outstanding Letters of Credit plus (b) the aggregate amounts paid by the Issuing Lender under Letters of Credit not then reimbursed to the Issuing Lender by Borrower pursuant to Section 2.4(d) and not then the subject of Advances made pursuant to Section 2.4(e).

“Aggregate Pro Rata Share” means, with respect to each Lender, the percentage of the Aggregate Commitments held by that Lender.  The Aggregate Pro Rata Share of each Lender is set forth in the records of the Administrative Agent.

“Agreement” means this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Approved Fund” has the meaning specified in Section 11.8(g).

“Arranger” means Banc of America Securities LLC.  The Arranger shall have no obligations or liabilities under this Agreement or the Loan Documents, but shall be entitled to the benefits of Sections 11.3 and 11.11.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit A.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated fees and expenses of in-house counsel to the extent not duplicative of fees and expenses paid to outside counsel for the same work done.

“Bank of America” means Bank of America, N.A., its successors and assigns.

“Banking Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California or Nevada.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance made hereunder and specified to be a Base Rate Advance in accordance with Article 2.

“Base Rate Loan” means a Loan made hereunder and specified to be a Base Rate Loan in accordance with Article 2.

“Base Rate Margin” means, for each Pricing Period, the percentage set forth opposite the Total Leverage Ratio as of the last day of the Fiscal Quarter ending two months prior to the first day of that Pricing Period:

Total Leverage Ratio	Base Rate Margin
Greater than or equal to 5.75:1.00	2.25%
Less than 5.75:1.00 but greater than or equal to 5.25:1.00	2.00%
Less than 5.25:1.00 but greater than or equal to 4.75:1.00	1.75%
Less than 4.75:1.00 but greater than or equal to 4.25:1.00	1.50%
Less than 4.25:1.00	1.25%

From the Closing Date through August 31, 2003, the Base Rate Margin shall be 2.00%.

“Borrower” means Hard Rock Hotel, Inc., a Nevada corporation, its successors and permitted assigns.

“Capital Expenditure” means any expenditure that is considered a capital expenditure under Generally Accepted Accounting Principles, including any amount which is required to be treated as an asset subject to a Capital Lease Obligation.

“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, consistently applied.

“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

(a)                                  Government Securities due within one year after the date of the making of the Investment;

(b)                                 readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Ratings Group, in each case due within one year from the making of the Investment;

(c)                                  certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any Lender or any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, in each case due within one year after the date of the making of the Investment;

(d)                                 certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of the Investment; and

(e)                                  readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Ratings Group, in each case due within 90 days after the date of the making of the Investment.

“Certificate of a Responsible Official” means a certificate signed by a Responsible Official of the Person providing the certificate.

“Change of Control” means (a) following the public offering of any equity securities of Borrower, during any period of 24 consecutive months, individuals who at the beginning of such period were members of the board of directors of Borrower (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office, or (b) the Permitted Investor, the spouse or immediate family members of Peter A. Morton (or any trusts established for their benefit) or any trustee, executor or receiver appointed to manage or administer the assets of any such Person who is an individual following the death of such individual, fail to directly or indirectly own and hold the power to vote collectively, at least 51% of Borrower’s capital stock entitled to ordinary voting power.

“Closing Date” means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived.  The Administrative Agent shall notify Borrower and the Lenders of the date that is the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral” means all of the collateral covered by the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Deed of Trust, the Trademark Assignment (and accompanying Trademark Consent and Assignment Agreement), the Deposit Account Control Agreement, the Copyright Assignment and any other security agreement, pledge agreement, deed of trust, mortgage or other collateral security agreement hereafter executed and delivered by Borrower or its Subsidiaries to secure the Obligations.

“Commitment” means for each Lender, such Lender’s Revolving Loan Commitment and/or Term Loan Commitment.

“Commitment Fee Rate” means .50% per annum.

“Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

“Contingent Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Continuing Letters of Credit” means those letters of credit issued under the Existing Loan Agreement which are described on Schedule 1.2.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Copyright Assignment” means the Copyright Security Interest Assignment, executed by Borrower on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Creditors” means, collectively, the Administrative Agent, the Issuing Lender, the Swing Line Lender, the Lenders and the Arranger.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Deed of Trust” means the Construction Deed of Trust, Assignment of Rents and Fixture Filing executed and delivered by Borrower on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” means the interest rate prescribed in Section 3.9.

“Deposit Account Control Agreement” means the deposit account control agreement executed and delivered by Borrower on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Disbursement Account” means a deposit account to be maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to the Administrative Agent.

“Disposition” means the voluntary sale, transfer or other disposition of any asset of Borrower or any of its Subsidiaries other than (a) Cash, Cash Equivalents, inventory or other assets sold, leased or otherwise disposed of in the ordinary course of business of Borrower or its Subsidiaries, (b) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired or thereafter within 90 days is acquired or is the subject of a written agreement to acquire, by Borrower or its Subsidiaries, (c) leases of retail space on the Project Site in the ordinary course of the business of Borrower and in a manner consistent with other similar hotel-casinos, (d) a disposition to Borrower or any of its Subsidiaries and (e) the license or sublicense of trademarks, copyrights and know-how from Borrower or any of its Subsidiaries in the ordinary course of business of Borrower or such Subsidiary.

“Distribution” means, with respect to shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (i) the retirement, redemption, purchase, or other acquisition for Cash or for Property by such Person of any such security, (ii) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (iii) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution, and (iv) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

“Dollars” or “$” means United States dollars.

“EBITDA” means, for any fiscal period, the sum of (a) Net Income for that period, plus (b) any extraordinary loss reflected in such Net Income, minus (c) any extraordinary gain reflected in such Net Income, plus  (d) Interest Expense for that period, plus (e) the aggregate amount of federal, state and local taxes on or measured by income of Borrower and its Subsidiaries for that period (whether or not payable during that period), plus (f) depreciation, amortization and all other non-cash expenses for that period, plus (g) non-cash items for that period, plus (h) non-recurring expenses for that period, plus (i) during each period which includes the Fiscal Quarter ending June 30, 2003, up to $4,500,000 of losses or expenses from the early extinguishment of debt, plus (j) during each period which includes the Fiscal Quarter ending June 30, 2003, up to $4,000,000 of costs relating to the consummation of the Second Lien Note issuance, this Agreement and the transactions related thereto, plus (k) any Supervisory Fees or management fees, if any, for that period, minus (l) any Supervisory Fees and any other management fees, if any, paid in Cash to the Permitted Investor by Borrower for that period, in each case determined in accordance with Generally Accepted Accounting Principles and, in the case of any of the above-described items that are added to Net Income for any period, only to the extent deducted in the determination of Net Income for that period.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, each Issuing Lender and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of its respective Affiliates or Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“Eurodollar Market” means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

“Eurodollar Obligations” means eurocurrency liabilities, as defined in Regulation D.

“Event of Default” shall have the meaning provided in Section 9.1.

“Excess Cash Flow” means, as of the last day of any Fiscal Quarter, for the four most recently ended Fiscal Quarters as of such date, (a) EBITDA for that period minus (b) principal and interest payments made by Borrower and its Subsidiaries in Cash during that period with respect to Indebtedness for borrowed money, minus (c) Capital Expenditures made by Borrower and its Subsidiaries during that period in Cash, minus (d) Cash payments made by Borrower and its Subsidiaries during that period with respect to federal and state taxes on or measured by income of Borrower and its Subsidiaries.

“Existing Loan Agreement” means the Loan Agreement dated as of March 23, 1998 (as amended, extended, renewed, supplemented or otherwise modified), by and among Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rate on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Banking Day next succeeding such day; provided that (a) if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Banking Day as so published on the next succeeding Banking Day, and (b) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as it may be amended from time to time.

“Fiscal Quarter” means the fiscal quarter of Borrower consisting of a three-month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of Borrower consisting of a twelve-month period ending on each December 31.

“Fixed Charge Coverage Ratio” means, as of each date of determination, the ratio of (a) EBITDA for the four most recently ended Fiscal Quarters as of that date minus (i) Maintenance Capital Expenditures (other than expansion/renovation/improvement Capital Expenditures as set forth on Schedule 1.1 annexed hereto) during that same period, minus (ii) taxes actually paid in Cash with respect to income of Borrower during the same period, minus (iii) Cash Distributions (including tax distributions) during the same period plus (iv) tax refunds received in Cash, to (b) scheduled required payments of principal and Interest Expense made in Cash by Borrower and its Subsidiaries with respect to Indebtedness made during such twelve month period (exclusive of any repayments of purchase money Indebtedness that was used for Maintenance Capital Expenditures).

“Foreign Subsidiary” means any direct or indirect Subsidiary of Borrower that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fund” has the meaning specified in Section 11.8(g).

“Gaming Board” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, and (c) any other Governmental Agency that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and its Subsidiaries within its jurisdiction.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and its Subsidiaries within its jurisdiction.

“Generally Accepted Accounting Principles” means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America.  The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America, or (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal of competent jurisdiction.

“Hazardous Materials” means substances regulated as hazardous substances pursuant to (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as hazardous or toxic wastes or pollutants pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or (b) any other Law regulating hazardous substances or hazardous or toxic wastes or pollutants or regulating the generation, use, storage, treatment, handling or transportation of any such substances, in each case as such Laws are amended from time to time.

“Hazardous Materials Laws” means all federal, state or local laws, ordinances, rules or regulations governing the disposal, transfer, generation, storage or treatment of Hazardous Materials applicable to any of the Real Property.

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms), including any Contingent Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the lesser of the outstanding principal amount of such indebtedness and the value of such assets, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or Contingent Obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under a Swap Agreement.

“Indemnified Liabilities” has the meaning specified in Section 11.11.

“Indemnitees” has the meaning specified in Section 11.11.

“Indenture” means the Indenture dated May 30, 2003 between Borrower and U.S. Bank National Association, as Trustee, governing Borrower’s $140,000,000 Second Lien Notes due 2013.

“Intangible Assets” means assets that are considered intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, computer software, copyrights, trade names, trademarks and patents.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date between the Administrative Agent and the trustee under the Indenture.

“Interest Differential” means, with respect to any prepayment of a LIBOR Loan on a day other than the last day of the applicable Interest Period and with respect to any failure to borrow a LIBOR Loan on the date or in the amount specified in any Request for Loan, (a) the per annum interest rate payable (or, with respect to a failure to borrow, the interest rate which would have been payable) pursuant to Section 3.1(c) with respect to the LIBOR Loan minus (b) the LIBOR on, or as near as practicable to, the date of the prepayment or failure to borrow for a LIBOR Loan with an Interest Period commencing on such date and ending on the last day of the Interest Period of the LIBOR Loan so prepaid or which would have been borrowed on such date.

“Interest Expense” means, as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered “interest expense” under Generally Accepted Accounting Principles, plus (b) the portion of rent paid or payable (without duplication) for that fiscal period under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(b) and ending 1, 2, 3, 6 or 9 months thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

(a)                                  The first day of any Interest Period shall be a Market Day;

(b)                                 Any Interest Period that would otherwise end on a day that is not a Market Day shall be extended to the next succeeding Market Day unless such Market Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Market Day;

(c)                                  Borrower may not specify a Interest Period that extends beyond any Reduction Date unless the sum of (i) the aggregate principal amount of the LIBOR Loans having a Interest Period ending after such Reduction Date plus (ii) the aggregate maximum amount available for drawing under Letters of Credit for which the expiry date is after such Reduction Date, does not exceed the applicable Commitment (after giving effect to any reduction thereto scheduled to be made on such Reduction Date pursuant to Section 2.6); and

(d)                                 No Interest Period shall extend beyond the Maturity Date.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person.  The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” means Bank of America, N.A., or any successor thereto.

“Laws” means, collectively, all federal, state and local statutes, rules, regulations, ordinances, codes and administrative or judicial precedents, or other matters having the force of law and binding upon the parties hereto.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all amounts that have been drawn under Letters of Credit and not reimbursed by the Borrower.

“Lenders” has the meaning set forth in the preamble hereto.

“Letters of Credit” means any of the Letters of Credit issued by the Issuing Lender under the Revolving Loan Commitment pursuant to Section 2.4, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted.

“LIBOR” means for any Interest Period with respect to any LIBOR Loan:

(a)                                  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Market Days prior to the first day of such Interest Period, or

(b)                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Market Days prior to the first day of such Interest Period, or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Market Days prior to the first day of such Interest Period.

“LIBOR Advance” means an Advance made hereunder and specified to be a LIBOR Advance in accordance with Article 2.

“LIBOR Loan” means a Loan made hereunder and specified to be a LIBOR Loan in accordance with Article 2.

“LIBOR Margin” means, for each Pricing Period, the percentage set forth opposite the Total Leverage Ratio as of the last day of the Fiscal Quarter ending two months prior to the first day of that Pricing Period:

Total Leverage Ratio	LIBOR Margin
Greater than or equal to 5.75:1.00	3.50%
Less than 5.75:1.00 but greater than or equal to 5.25:1.00	3.25%
Less than 5.25:1.00 but greater than or equal to 4.75:1.00	3.00%
Less than 4.75:1.00 but greater than or equal to 4.25:1.00	2.75%
Less than 4.25:1.00	2.50%

From the Closing Date through August 31, 2003, the LIBOR Rate Margin shall be 3.25%.

“LIBOR Office” means, as to each Lender, its office or branch so designated by written notice the Administrative Agent as its LIBOR Office.  If no LIBOR Office is designated by a Lender, its LIBOR Office shall be its office at its address for purposes of notices hereunder.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Borrower and its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Loan” means the aggregate of the Advances made at any one time by the Lenders pursuant to Article 2.

“Loan Documents” means, collectively, this Agreement, the Notes, the Swing Line Documents, the Collateral Documents, any Secured Swap Agreement, the Subordination Agreement, each Request for Letter of Credit, each Request for Loan, the letter described in Sections 3.2, 3.4 and 3.5, each Compliance Certificate and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates, to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Maintenance Capital Expenditures” means any Capital Expenditure for the maintenance, repair, restoration or refurbishment of any portion of the Hard Rock Hotel existing as of the Closing Date (and after completion of the Proposed Expansion, of the Proposed Expansion), but not any Capital Expenditure which adds to or further improves such property or otherwise constitutes part of the Proposed Expansion.

“Margin Stock” means “margin stock” as such term is defined in Regulation G, T, U or X.

“Market Day” means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the London interbank eurodollar market.

“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business operations or prospects of Borrower and its Subsidiaries, taken as a whole, or (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform the Obligations.

“Maturity Date” means May 30, 2008.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Negative Pledge” means a Contractual Obligation that contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its or their Property, other than (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under Section 6.9 which affects only the Property that is the subject of such permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

“Net Income” means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.

“Net Cash Proceeds” means with respect to any Disposition or any offerings of equity securities (other than equity securities offered to management of Borrower or of any of its Subsidiaries or to the Permitted Investor) of Borrower or its Subsidiaries, the gross sales proceeds received by Borrower and its Subsidiaries from such Disposition or offering in Cash, net of brokerage commissions, legal expenses and other transactional costs payable by Borrower and its Subsidiaries with respect to such Disposition or offering, and net of an amount determined in good faith by Borrower to be the estimated amount of income taxes payable by Borrower attributable to such Disposition or offering, and net of, in the case of an asset sale, amounts required to be applied to the repayment of Indebtedness secured by a Lien on such asset and payments of unassumed liabilities relating to the assets sold at the time or within 30 days after such sale.  Upon the conversion of any non-Cash proceeds from a Disposition to Cash, such Cash shall thereupon be deemed to be Net Cash Proceeds and applied by the Administrative Agent as provided in Section 2.7.  The parties hereto acknowledge and agree that Net Cash Proceeds shall not include any trade-in-credits or purchase price reductions received by Borrower or any of its Subsidiaries in connection with an exchange of equipment for replacement equipment that is the functional equivalent of such exchanged equipment.

“Note” means either a Revolving Note or a Term Note.

“Obligations” means all present and future obligations of every kind or nature of Borrower or any other Obligor at any time and from time to time owed to the Administrative Agent or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Subsidiary or Affiliate of Borrower.

“Obligor” means Borrower and any of its Subsidiaries.

“Opinions of Counsel” means the favorable written legal opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Borrower and its Subsidiaries, and Gordon & Silver, Ltd., special Nevada counsel to Borrower and its Subsidiaries, in each case issued on the Closing Date, together with copies of all factual certificates and legal opinions upon which such counsel have relied.

“Outstanding Obligations” means, as of each date of determination, and giving effect to the making of any such credit accommodations requested on that date, the sum of (i) the aggregate principal amount of the Outstanding Revolving Obligations, plus (ii) the aggregate principal amount of the outstanding Term Loans.

“Outstanding Preferred Stock” means the shares of Borrower’s 9¼% Series A Cumulative Preferred Stock and 9¼% Series B Cumulative Preferred Stock issued and outstanding on the Closing Date with an aggregate liquidation preference of approximately $50,050,000.

“Outstanding Revolving Obligations” means, as of each date of determination, and giving effect to the making of any such credit accommodations requested on that date, the sum of (i) the aggregate principal amount of the outstanding Revolving Loans, plus (ii) the Swing Line Outstandings, plus (iii) the Aggregate Effective Amount of all Letters of Credit.

“Participant” has the meaning specified in Section 11.8(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or any of its Subsidiaries or to which Borrower or any of its Subsidiaries contributes or has an obligation to contribute.

“Permitted Encumbrances” means:

(a)                                  inchoate Liens incident to construction on or maintenance of Real Property; or Liens incident to construction on or maintenance of Real Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

(b)                                 Liens for taxes and assessments on Real Property which are not yet past due; or Liens for taxes and assessments on Real Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

(c)                                  minor defects and irregularities in title to any Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is or may reasonably be expected to be held;

(d)                                 easements, exceptions, licenses, reservations, or other agreements for the purpose of pipelines, conduits, cables, telecommunications, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Real Property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such Real Property for the purposes for which it is or may reasonably be expected to be held;

(e)                                  rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Real Property;

(f)                                    rights reserved to or vested in any Governmental  Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, approval, license, or permit;

(g)                                 present or future zoning laws and ordinances or other Laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

(h)                                 statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(i)                                     rights of tenants under leases and rental agreements covering Real Property entered into in the ordinary course of business of the Person owning such Real Property;

(j)                                     Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(k)                                  other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of Borrower and the Subsidiaries of Borrower, taken as a whole; and

(l)                                     the matters disclosed on Schedule B to the ALTA lenders policy of title insurance delivered to the Administrative Agent pursuant to Section 8.1(a).

“Permitted Investor” means Peter A. Morton or any corporation, partnership or other Person in which Peter A. Morton owns and holds the power to vote, at least 51% of such Person’s capital stock or other comparable ownership interest entitled to ordinary voting power or any trustee, executor or receiver appointed to manage or administer the assets of Peter A. Morton following his death.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of Property for the purposes for which it is or may reasonably be expected to be held, and (b) an option or right to acquire a Lien that would be a Permitted Encumbrance.

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

“Pricing Period” means each period of three calendar months beginning on the first  day of each March, June, September and December.

“Project Site” means the 16.7 acre site which is the location of the Hard Rock Hotel, which real property is further described on the ALTA/ASCM Land Title Survey prepared by HMH, Inc. dated May 15, 2003.

“Projections” means the financial projections included in the Confidential Offering Memorandum for the $40,000,000 Senior Secured Facility dated May 2003, prepared based on information provided by Borrower and previously delivered to the Administrative Agent.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Expansion” means the proposed expansion/renovation of the Hard Rock Hotel facility consisting of the expansion of its banquet facilities, the expansion of its parking facilities, the expansion of a nightclub on the Property, the development of a mega high roller suite and other capital improvements.

“Pro Rata Share” means, with respect to each Commitment of each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Commitment of such Lender at such time and the denominator of which is the aggregate amount of such Commitments at such time (or, if the Aggregate Commitments have been terminated, the percentage of the Outstanding Obligations owned by that Lender).  The Pro Rata Share(s) of each Lender is set forth in the records of the Administrative Agent.

“Qualified Subordinated Notes” means the notes substantially in the form reasonably acceptable to the Administrative Agent and delivered to the Permitted Investor as of the Closing Date.

“Quarterly Payment Date” means each May 31, August 31, November 30 and February 28 (or, in a leap year, February 29) to occur following the date of this Agreement.

“Real Property” means, as of any date of determination, all real Property then or theretofore owned, leased or occupied by Borrower or any of its Subsidiaries, including the Project Site.

“Reduction Date” means the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2004 through March 31, 2008 and the Maturity Date.

“Register” has the meaning specified in Section 11.8(c).

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulations U and X” means Regulations U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

“Request for Letter of Credit” means a written request for a Letter of Credit substantially in the form of Exhibit F, signed by a Responsible Official of Borrower, on its behalf, and properly completed to provide all information required to be included therein.

“Request for Loan” means a written request for a Loan substantially in the form of Exhibit E, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Lenders” means (a) as of any date of determination prior to the termination of the Commitments, Lenders having in the aggregate 51% or more of the Aggregate Commitments and (b) as of any date of determination if the Commitments have then been terminated, Lenders holding 51% or more of the Outstanding Obligations.

“Requisite Revolving Lenders” means (a) as of any date of determination if the Revolving Loan Commitment is then in effect, Revolving Lenders having in the aggregate 51% or more of the Revolving Loan Commitment then in effect and (b) as of any date of determination if the Revolving Loan Commitment has then been terminated, Revolving Lenders holding 51% or more of the Outstanding Revolving Obligations.

“Responsible Official” means (a) when used with reference to a Person other than an individual, any officer of such Person, general partner of such Person, officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person.  Any document or certificate hereunder that is signed or executed by a Responsible Official of another Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such other Person.

“Revolving Lender” means each Lender that holds a Revolving Loan Commitment.

“Revolving Loan” means each Loan made by a Revolving Lender under the Revolving Loan Commitment.

“Revolving Loan Commitment” means, subject to Sections 2.5, 2.6 and 2.7, $20,000,000.  As of the Closing Date, the respective Pro Rata Shares of the Revolving Lenders with respect to the Revolving Loan Commitment are set forth in the records of the Administrative Agent.

“Revolving Note” means the promissory note made by Borrower to a Revolving Lender evidencing the Advances under that Lender’s Pro Rata Share of the Revolving Loan Commitment, substantially in the form of Exhibit C, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Revolving Pro Rata Share” means, with respect to each Revolving Lender, the percentage of the Revolving Loan Commitment held by that Lender (or, if the aggregate Revolving Loan Commitment has been terminated, the percentage of the outstanding Revolving Loans owned by that Lender).  The Revolving Pro Rata Share of each Revolving Lender is set forth in the records of the Administrative Agent.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien.

“Second Lien Notes” means the second lien notes due 2013 issued by the Borrower pursuant to the Indenture.

“Secured Swap Agreement” means a Swap Agreement between Borrower and a Lender.

“Security Agreement” means the security agreement executed and delivered by Borrower on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Senior Debt” means, as of each date of determination, Total Debt minus Subordinated Obligations.

“Senior Leverage Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (a) the average principal amount of the outstanding Senior Debt as of the last day of each of the three constituent calendar months in that Fiscal Quarter, to (b) EBITDA for the four most recently ended Fiscal Quarters as of such date.

“Senior Officer” means the (a) chief executive officer, (b) president, (c) any vice president, (d) chief financial officer, (e) treasurer or (f) assistant treasurer of the Person designated.

“SPC” has the meaning specified in Section 11.8(h).

“Special LIBOR Circumstance” means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its LIBOR Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the London interbank eurodollar market generally that are beyond the reasonable control of the Lenders.

“Subordinated Obligations” means (a) the Indebtedness of Borrower pursuant to the Indenture, (b) the Indebtedness of Borrower pursuant to the Qualified Subordinated Notes, (c) the Supervisory Fees payable by Borrower and (d) any other Indebtedness of Borrower which is contractually subordinated in right of payment to the Obligations, the terms of which are approved by the Administrative Agent, acting with the consent of the Requisite Lenders, in writing.

“Subordination Agreement” means the Subordination Agreement, executed by Peter A. Morton regarding Supervisory Fees on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case,

characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

“Supervisory Fees” means fees paid to the Permitted Investor on a monthly basis pursuant to the Amended and Restated Supervisory Agreement dated as of October 21, 1997, between Peter A. Morton and Borrower, as in effect on the Closing Date.

“Swap Agreement” means a written agreement between Borrower and one or more financial institutions providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

“Swing Line” means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.9.

“Swing Line Advances” means loans made by the Swing Line Lender to Borrower pursuant to Section 2.9.

“Swing Line Lender” means Bank of America or any successor thereto.

“Swing Line Documents” means the $2,000,000 promissory note of even date herewith (as at any time amended) and any other documents executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

“Swing Line Outstandings” means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.

“Term Loan” has the meaning specified in Section 2.1(a).

“Term Loan Commitment” means, subject to Sections 2.5, 2.6 and 2.7, $20,000,000.  As of the Closing Date, the respective Pro Rata Shares of the Lenders with respect to the Term Loan Commitment are set forth in the records of the Administrative Agent.

“Term Loan Lender” means each Lender that holds a Term Loan Commitment.

“Term Note” means the promissory note made by Borrower to a Term Loan Lender evidencing the Advances under that Lender’s Pro Rata Share of the Term Loan Commitment, substantially in the form of Exhibit D, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Title Company” means Nevada Title Company or such other title insurance company as is reasonably acceptable to the Administrative Agent.

“Total Debt” means, as of each date of determination, the aggregate principal Indebtedness of Borrower and its Subsidiaries for borrowed money and Capital Lease Obligations on that date (including any Contingent Obligations in support of such Indebtedness or Capital Lease Obligations to the extent then required by Borrower’s independent auditors to be shown on Borrower’s consolidated balance sheet as of that date in accordance with Generally Accepted Accounting Principles); provided that Total Debt will not include accrued but unpaid Supervisory Fees, indebtedness to the Permitted Investor that is subordinated on terms satisfactory to the Administrative Agent or indebtedness evidenced by the Qualified Subordinated Notes.

“Total Leverage Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (a) the average principal amount of the outstanding Total Debt as of the last day of each of the three constituent calendar months in that Fiscal Quarter, to (b) EBITDA for the four most recently ended Fiscal Quarter as of such date.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

“Trademark Assignment” means the Trademark Security Interest Assignment, executed by Borrower on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“type”, when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Loan or Advance, or a LIBOR Loan or Advance.

“Unrelated Person” means any Person other than (i) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries or (ii) an Affiliate of any Person or group of related Persons which as of the date of this Agreement is the beneficial owner of 25% or more (in the aggregate) of the outstanding common stock of Borrower.

1.2                                 Use of Defined Terms.  Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3                                 Accounting Terms.  All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein.  In the event that Generally Accepted Accounting Principles change during the term of this

Agreement such that the covenants contained in Sections 6.11 through 6.14 would then be calculated in a different manner or with different components, (a) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles, (b) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections following any such change in Generally Accepted Accounting Principles until the effectiveness of any amendment contemplated by clause (a) above if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change and (c) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Generally Accepted Accounting Principles.

1.4                                 Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5                                 Exhibits and Schedules.  All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

1.6                                 References to “Borrower and its Subsidiaries”.  Any reference herein to “Borrower and its Subsidiaries” or the like shall refer solely to Borrower during such times as Borrower shall have no Subsidiaries.  No use of the term “Subsidiary” or any derivative thereof in the Loan Documents shall imply a right in Borrower to make any Investments in or Acquisitions of any Person.

1.7                                 References to Times.  Each reference to a time of day set forth in the Loan Documents shall, unless expressly stated to the contrary, be a reference to the then prevailing time in the city in which the Administrative Agent’s Office is located.

1.8                                 Miscellaneous Terms.  The term “or” is disjunctive; the term “and” is conjunctive.  The term “shall” is mandatory; the term “may” is permissive.  Masculine terms also apply to females; feminine terms also apply to males.  The term “including” is by way of example and not limitation.

ARTICLE 2
LOANS

2.1                                 Loans-General.

(a)                                  Subject to the terms and conditions set forth in this Agreement, each of the Term Loan Lenders agrees to make Advances to the Borrower in such amount (not to exceed the Term Loan Commitment) as the Borrower may request in up to two Advances (each individually, a “Term Loan” and, collectively, the “Term Loans”).  The Term Loans shall be made by the Term Loan Lenders in up to two Advances on or before the thirtieth day following the Closing Date, and any portion of the Term Loan Commitment not borrowed on or before the thirtieth day following the Closing Date shall expire on such date.  All Term Loans shall be made by the Term Loan Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan hereunder nor shall the Term Loan Commitment of any Lender be increased or decreased as a result of any such failure.  Once repaid, Term Loans may not be reborrowed.

(b)                                 Subject to the terms and conditions set forth in this Agreement, from time to time from the Closing Date through the Maturity Date each Revolving Lender shall, pro rata according to that Lender’s Pro Rata Share of the then applicable Revolving Loan Commitment, make revolving Advances to Borrower under the Revolving Loan Commitment in such amounts as Borrower may request that do not result in the Outstanding Revolving Obligations being in excess of the Revolving Loan Commitment.  Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Revolving Loan Commitment without premium or penalty.

(c)                                  Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, (iv) term or revolving nature of such Loan and (v) in the case of a LIBOR Loan, the Interest Period for such Loan.  Unless the Administrative Agent has previously notified Borrower to the contrary (which notice may be given in the sole and absolute discretion of the Administrative Agent), Loans may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Administrative Agent.  Neither the Administrative Agent nor any Lender shall incur any liability whatsoever hereunder in acting upon any telephonic request for a Loan purportedly made by a Responsible Official of Borrower, which hereby agrees to indemnify the Administrative Agent and the Lenders from any loss, cost, expense or liability as a result of so acting.

(d)                                 Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender that holds a Commitment for the type of Loan requested by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of the Loan, the applicable Interest Period, and that Lender’s Pro Rata Share of the requested Loan.  Not later than 11:00 a.m. on the date specified for any Loan (which must be a Banking Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office.  Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Disbursement Account.

(e)                                  Unless the Requisite Revolving Lenders otherwise consent, each Revolving Loan shall be in an amount which is an integral multiple of $100,000 and shall not be less than $500,000.

(f)                                    The Advances made by each Revolving Lender shall be evidenced by that Lender’s Revolving Note.  The Advances made by each Term Lender shall be evidenced by that Lender’s Term Note.

(g)                                 A Request for Loan shall be irrevocable upon the Administrative Agent’s receipt thereof (or, in the case of a telephonic request for Loan referred to in the second sentence of Section 2.1(c), upon the Administrative Agent’s receipt of that telephone call).

(h)                                 If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(c), if applicable) has been made within the requisite notice periods set forth in Section 2.2 or 2.3 in connection with a Loan which, if made and giving effect to the application of the proceeds thereof, would not increase the outstanding principal Indebtedness evidenced by the Notes, then Borrower shall be deemed to have requested, as of the date upon which the related then outstanding Loan is due pursuant to Section 3.1(e), a Base Rate Loan in an amount equal to the amount necessary to cause the outstanding principal Indebtedness evidenced by such Notes to remain the same and the Lenders shall make the Advances necessary to make such Loan notwithstanding Sections 2.1(c), 2.2 and 2.3.

(i)                                     If a Loan is to be made on the same date that another Loan is due and payable, Borrower or the Lenders, as the case may be, shall at the request of the Administrative Agent make available to the Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

2.2                                 Base Rate Loans.  Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 10:00 a.m. on the date (which must be a Banking Day) of the requested Base Rate Loan.  All Loans shall constitute Base Rate Loans unless properly designated as LIBOR Loans pursuant to Section 2.3.

2.3                                 LIBOR Loans.

(a)                                  Each request by Borrower for a LIBOR Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 10:00 a.m. at least three Market Days before the first day of the applicable Interest Period.

(b)                                 On the date which is two Market Days before the first day of the applicable Interest Period, the Administrative Agent shall confirm its determination of the applicable LIBOR (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the applicable Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

(c)                                  Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than twelve LIBOR Loans shall be outstanding at any one time.

(d)                                 No LIBOR Loan may be requested where a Default or Event of Default has occurred and remains continuing.

(e)                                  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.4                                 Letters of Credit.

(a)                                  On the Closing Date, each of the Continuing Letters of Credit shall be deemed to have been issued and to be outstanding under this Agreement, and each issuer of a Continuing Letter of Credit hereby consents to the termination, concurrently with the Closing Date, of the participation therein of the lenders under the Existing Loan Agreement.

(b)                                 Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Banking Day immediately prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit under the Revolving Loan Commitment as Borrower may request by a Request for Letter of Credit; provided that (i) giving effect to all such Letters of Credit, the Outstanding Revolving Obligations do not exceed the then applicable Revolving Loan Commitment and (ii) the Aggregate Effective Amount under all outstanding Letters of Credit shall not exceed $5,000,000.  Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Lender.  Unless all the Revolving Lenders otherwise consent in a writing delivered to the Administrative Agent, no Letter of Credit shall have a term which exceeds one year or extends beyond the Maturity Date.

(c)                                  Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least two Banking Days prior to the date upon which the related Letter of Credit is proposed to be issued.  The Administrative Agent shall promptly notify the Issuing Lender whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement.  Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent, who shall promptly notify the Revolving Lenders, of the amount and terms thereof.

(d)                                 Upon the issuance of a Letter of Credit, each Revolving Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in an amount equal to that Lender’s Revolving Pro Rata Share.  Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Revolving Lender shall, pro rata according to its Revolving Pro Rata Share, pay the purchase price for such participation to the Issuing Lender through the Administrative Agent promptly upon demand therefor.  The obligation of each Revolving Lender to so pay the participation purchase price to the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.  Any such payment of the purchase price shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

(e)                                  Borrower agrees to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit upon demand by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the Default Rate.  The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit and, to the extent that the Revolving Lenders have not reimbursed the Issuing Lender pursuant to Section 2.4(d), the interest amount of any such payment shall be for the account of the Issuing Lender.  Each Revolving Lender that has paid the participation purchase price to the Issuing Lender pursuant to Section 2.4(d) shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Issuing Lender against Borrower for reimbursement of principal and interest under this Section 2.4(e) and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Revolving Lender paid the participation purchase price to the Issuing Lender) with respect to such claim.

(f)                                    Borrower may, pursuant to a Request for Loan, request that Advances be made pursuant to Section 2.1(b) to provide funds for the payment required by Section 2.4(e) and, for this purpose, the conditions precedent set forth in Article 8 shall not apply.  The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(g)                                 If Borrower fails to make the payment required by Section 2.4(e) on a timely basis then, in lieu of the payment of the participation purchase price to the Issuing Lender under Section 2.4(d), the Issuing Lender may (but is not required to), without notice to or the consent of Borrower, instruct the Administrative Agent to cause Base Rate Advances to be made by the Revolving Lenders under their Pro Rata Shares of the Revolving Loan Commitment in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent to Advances set forth in Article 8 shall not apply.  The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(h)                                 The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit, provided that this clause (h) shall not require the payment of any letter of credit fees except to the extent set forth in Section 3.4(c) or to the extent that such supplementation, modification, amendment, renewal or extension results in an increase to the amount of the related Letter of Credit or any extension of its tenor.

(i)                                     The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under Uniform Commercial Code Section 5109, as in effect in the State of Nevada.  Without limiting the foregoing, the obligations of Borrower to the Issuing Lender shall not be affected by any of the following circumstances:

(i)                                     any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other Agreement or instrument relating thereto;

(ii)                                  any amendment or waiver of the terms of the Letter of Credit, or any consent to departure from the Letter of Credit, this Agreement, or any other Agreement or instrument relating thereto;

(iii)                               the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against any Creditor, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other Agreement or instrument relating thereto, or any unrelated transactions;

(iv)                              any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v)                                 payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

(vi)                              the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii)                           the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii)                        the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix)                                any failure or delay in notice of shipments or arrival of any Property;

(x)                                   any error in the transmission of any message relating to a Letter of Credit, or any delay or interruption in any such message, not caused by the Issuing Lender;

(xi)                                any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit (but without prejudice to any claim by Borrower against such correspondent);

(xii)                             any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

(xiii)                          so long as the Issuing Lender in good faith determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

(xiv)                         where the Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever.

(j)                                     The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Article 10, mutatis mutandis.

(k)                                  The Uniform Customs and Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce, shall be deemed a part of this Section and shall apply to all Letters of Credit to the extent not inconsistent with applicable Law.

2.5                                 Voluntary Reduction of Commitments.

(a)                                  Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least three Banking Days’ prior written notice by Borrower to the Administrative Agent, to voluntarily reduce, permanently and irrevocably, in amounts which are integral multiples of $500,000, or to terminate, all or a portion of the then undisbursed portion of the Revolving Loan Commitment, provided that any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Revolving Loan Commitment being reduced or terminated.  Concurrently with the making of any such reduction in the Revolving Loan Commitment, Borrower may specify that the installments due for one or more Reduction Dates will be reduced in an aggregate amount which is the same as the amount of the reduction of the Revolving Loan Commitment, provided that in the absence of a timely specification to this effect by Borrower, each such reduction shall be applied to installments due in the chronological order of their occurrence.  The Administrative Agent shall promptly notify the Revolving Lenders of any reduction or termination of the Revolving Loan Commitment under this Section, and of any changes to the principal installments thereafter due.

(b)                                 Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least three Banking Days’ prior written notice by Borrower to the Administrative Agent, to voluntarily reduce, permanently and irrevocably, in amounts which are integral multiples of $500,000, or to terminate, all or a portion of the Term Loan Commitment, provided that any such reduction or termination shall be accompanied by a principal payment in an amount equal to the portion of the Term Loan Commitment being reduced or terminated.  Concurrently with the making of any such reduction in the Term Loan Commitment, Borrower may specify that the installments due for one or more Reduction Dates will be reduced in an aggregate amount which is the same as the amount of the reduction of the Term Loan Commitment, provided that in the absence of a timely specification to this effect by Borrower, each such reduction shall be applied to installments due in the chronological order of their occurrence.  The Administrative Agent shall promptly notify the Term Loan Lenders of any reduction or termination of the Term Loan Commitment under this Section, and of any changes to the principal installments thereafter due.

2.6                                 Scheduled Mandatory Reductions of Commitments.

(a)                                  The Revolving Loan Commitment shall automatically and permanently reduce on March 31, 2007 to $15,000,000.

(b)                                 The Term Loan Commitment shall automatically and permanently reduce on each Reduction Date by $1,250,000, and on the Maturity Date the Term Loan Commitment shall be reduced to zero.

2.7                                 Other Mandatory Reductions of Commitment.  The Commitments shall automatically and permanently reduce upon receipt by Borrower or any of its Subsidiaries by an amount equal to 100% of the Net Cash Proceeds from any Disposition or offerings of equity securities (other than equity securities offered to an Obligor, management of an Obligor or to the Permitted Investor) of Borrower or its Subsidiaries; provided, however, that the requirements of this Section shall terminate on the date upon which the Revolving Loan Commitment is reduced to $15,000,000.  Each reduction of the Commitments pursuant to this Section 2.7 shall be applied first to installments due under the Term Loan Commitment in the inverse order of their occurrence and thereafter to installments due under the Revolving Loan Commitment in the inverse order of their occurrence.  Notwithstanding the foregoing provisions of this Section 2.7, so long as no Default or Event of Default shall have occurred and be continuing, no mandatory repayment shall be required pursuant to this Section 2.7 to the extent the aggregate Net Cash Proceeds from and after the date hereof required to be applied as mandatory repayments in the absence of this sentence does not exceed $1,000,000.

2.8                                 Administrative Agent’s Right to Assume Funds Available for Advances.  Unless the Administrative Agent shall have been notified by a Lender no later than the Banking Day prior to the funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender’s Pro Rata Share of that Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount.  If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (a) the Federal Funds Rate for the first two days following a demand by the Administrative Agent and (b) thereafter, the rate of interest then payable by Borrower with respect to Base Rate Advances.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.9                                 Swing Line.  Subject to the terms and conditions set forth herein, from time to time through the day prior to the Maturity Date the Swing Line Lender shall make Swing Line Advances to Borrower in such amounts as Borrower may request that do not result in the Outstanding Obligations being in excess of the then applicable Commitment, provided that (i) giving effect to such Swing Line Advance, the Swing Line Outstandings shall not exceed $2,000,000 and (ii) without the consent of all of the Revolving Lenders, no Swing Line Advance may be made during the continuation of a Default or an Event of Default.  Borrower may borrow, repay and reborrow under this Section.  Unless the Swing Line Lender otherwise agrees, each Swing Line Advance shall be in an amount which is an  integral multiple of $100,000 and shall be made pursuant to a telephonic request by a Responsible Official of Borrower made to the Swing Line Lender not later than 3:00 p.m., California time, on the Banking Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by telecopier with a copy submitted by telecopier to the Administrative Agent).  Promptly after receipt of such a request for borrowing, the Swing Line Lender shall obtain telephonic verification from the Administrative Agent that, giving effect to such request, availability for Revolving Loans will exist under Section 2.1 (and such verification shall be promptly confirmed in writing by telecopier).  Unless the Swing Line Lender otherwise agrees, each repayment of a Swing Line Advance shall be in an amount which is an integral multiple of $100,000.  If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Advance, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m., California time, on a Banking Day, such payment shall be deemed received on the next Banking Day.  The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Line Outstandings each time there is a change therein.

Swing Line Advances shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Rate Margin, payable at such intervals as may be specified by the Swing Line Lender in its invoices to Borrower and in any event on the Maturity Date.  The Swing Line Lender shall be responsible for invoicing Borrower for such interest.  The interest payable on Swing Line Advances shall be solely for the account of the Swing Line Lender, except to the extent that any Revolving Lender has funded the participation purchased by that Lender in accordance with this Section.

Upon the making of a Swing Line Advance, each Revolving Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender’s Pro Rata Share times the amount of the Swing Line Advance.  Upon demand made by the Swing Line Lender through the Administrative Agent, each Revolving Lender shall, according to its Pro Rata Share, promptly provide to the Administrative Agent for the account of the Swing Line Lender its purchase price therefor in an amount equal to its participation therein.  The obligation of each Revolving Lender to so provide its purchase price to the Swing Line

Lender with respect to any Swing Line Advance made in accordance with the terms hereof shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default or any other occurrence or event.

In the event that there are Swing Line Outstandings on three consecutive Banking Days, then on the next Banking Day (unless Borrower has made other arrangements acceptable to the Swing Line Lender to repay the Swing Line Outstandings in full), Borrower shall request a Revolving Loan pursuant to Section 2.1(b) in an amount complying with Section 2.1(e) and sufficient to repay the Swing Line Outstandings in full.  The Administrative Agent shall automatically provide such amount to the Swing Line Lender (which the Swing Line Lender shall then apply to the Swing Line Outstandings) and credit any balance of the Revolving Loan in immediately available funds to the Disbursement Account.  In the event that Borrower fails to request a Revolving Loan within the time specified by Section 2.2 on any such date, the Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Advances to be made by the Revolving Lenders under the Revolving Loan Commitment in the amount necessary to comply with Section 2.1(e) and sufficient to repay all Swing Line Outstandings and, for this purpose, the conditions precedent set forth in Article 8 shall not apply.  The proceeds of such Advances shall be paid to the Swing Line Lender for application to the Swing Line Outstandings.  If for any reason any Swing Line Outstandings cannot be refinanced by a Revolving Loan in accordance with this Section, the request for Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Outstandings and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender shall be deemed payment in respect of such participation.

ARTICLE 3
PAYMENTS AND FEES

3.1                                 Principal and Interest.

(a)                                  Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b)                                 Interest accrued on each Base Rate Loan on the last Banking Day of each calendar month, and on the date of any prepayment of the Notes pursuant to Section 3.1(f), shall be due and payable on that day.  Except as otherwise provided in Section 3.9, the unpaid principal amount of each Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Rate Margin.  Each change in the interest rate under this Section 3.1(b) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate.

(c)                                  Interest accrued on each LIBOR Loan which is for a term of three months or less shall be due and payable on the last day of the related Interest Period.  Interest accrued on each other LIBOR Loan shall be due and payable on the date which is three months after the date such LIBOR Loan was made and on the last day of the related Interest Period.  Except as otherwise provided in Sections 3.1(d) and 3.9, the unpaid principal amount of any LIBOR Loan shall bear interest at a rate per annum equal to the LIBOR for that LIBOR Loan plus the LIBOR Margin.

(d)                                 During the existence of a Default or Event of Default, the Requisite Lenders may determine that any or all then outstanding LIBOR Loans shall be converted to Base Rate Loans.  Such conversion shall be effective upon notice to Borrower from the Requisite Lenders (or from the Administrative Agent on behalf of the Requisite Lenders) and shall continue so long as such Default or Event of Default continues to exist.

(e)                                  If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

(i)                                     the principal amount of each LIBOR Loan shall be payable on the last day of the Interest Period for such Loan (provided that such principal amount may be paid using the proceeds of a Base Rate Loan made pursuant to Section 2.1(h));

(ii)                                  the amount, if any, by which the Outstanding Revolving Obligations at any time exceed the Revolving Loan Commitment shall be payable immediately, and shall be applied to the ratable payment of the Revolving Notes;

(iii)                               the amount, if any, by which the aggregate principal amount of the outstanding Term Loans at any time exceeds the Term Loan Commitment shall be payable immediately, and shall be applied to the ratable payment of the Term Loans;

(iv)                              the principal Indebtedness evidenced by the Revolving Notes shall be reduced to an amount not to exceed $15,000,000 on March 31, 2007.

(v)                                 the principal Indebtedness evidenced by the Term Notes shall be payable in sixteen equal quarterly installments of $1,250,000, commencing on September 30, 2004 and continuing on each Reduction Date thereafter through and including March 31, 2008 with a final installment due on the Maturity Date; and

(vi)                              the principal Indebtedness evidenced by the Notes and the Swing Line Documents shall in any event be payable on the Maturity Date.

(f)                                    The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section (i) any partial prepayment shall be not less than $500,000, (ii) the Administrative Agent shall have received written notice of any prepayment by 10:00 a.m. on the Banking Day prior to such prepayment (which must be a Banking Day) in the case of a Base Rate Loan, and, in the case of a LIBOR Loan, three Market Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loans being prepaid,

(iii) each prepayment of principal shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid and (iv) any payment or prepayment of all or any part of any LIBOR Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.8(d).  Each voluntary prepayment of the principal amount of Loans shall be applied as Borrower may specify in its notice of prepayment to the Administrative Agent, provided that in the absence of a timely specification by Borrower, each such reduction shall be applied to the applicable installment in the chronological order of their occurrence.

3.2                                 Upfront Fees.  On the Closing Date, Borrower shall pay to the Arranger upfront fees in the respective amounts heretofore agreed upon by a letter agreement among Borrower, the Arranger and the Administrative Agent.  The fees are for the account of the Lenders in accordance with their separate agreements with the Arranger.  The upfront fees are for the credit facilities provided to Borrower under this Agreement, are fully earned as of the Closing Date and are nonrefundable.

3.3                                 Commitment Fees.  From the Closing Date, Borrower shall pay to the Administrative Agent, for the ratable accounts of the Lenders according to their Pro Rata Shares, a commitment fee equal to the then applicable Commitment Fee Rate times the average daily amount by which in the case of each Revolving Lender, such Lender’s Revolving Loan Commitment exceeds the sum of (i) the aggregate principal Indebtedness outstanding under the Notes (exclusive of the Swing Line Outstandings) plus (ii) the Aggregate Effective Amount and in the case of each Term Lender, such Lender’s Term Loan Commitment exceeds the aggregate principal amount of Term Loans outstanding.  Commitment fees shall be payable quarterly in arrears on each Quarterly Payment Date, on the date of any reduction or termination of the Commitments pursuant to Sections 2.5, 2.6, 2.7 or 2.8, and on the Maturity Date.

3.4                                 Letter of Credit Fees.  With respect to each Letter of Credit, Borrower shall pay the following fees:

(a)                                  to the Issuing Lender for its sole account, a fronting fee payable in an amount and at such times as set forth in a letter agreement between Borrower and the Issuing Lender;

(b)                                 a Letter of Credit fee for each Letter of Credit equal to the applicable LIBOR Margin times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), computed on a quarterly basis in arrears and payable on the first Business Day after the end of each March, June, September and December, which the Administrative Agent shall promptly pay to the Revolving Lenders.  If there is any change in the applicable LIBOR Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the applicable LIBOR Margin separately for each period during such quarter that such applicable LIBOR Margin was in effect; and

(c)                                  concurrently with each issuance, negotiation, drawing or amendment of each Letter of Credit, to the Issuing Lender for the sole account of the Issuing Lender, issuance, negotiation, drawing and amendment fees in the amounts set forth from time to time as the Issuing Lender’s published scheduled fees for such services.

Each of the fees payable with respect to Letters of Credit under this Section is earned when due and is nonrefundable.

3.5                                 Agency Management Fees.  Borrower shall pay to the Administrative Agent an agency management fee in such amounts and at such times as heretofore agreed upon by letter agreement between Borrower and the Administrative Agent.  This fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid.  The agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

3.6                                 Fee Determination Detail.  The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

3.7                                 Increased Commitment Costs.  If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its LIBOR Office) or any corporation controlling the Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten Banking Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement.  Each Lender’s determination of such amounts shall be conclusive in the absence of manifest error.

3.8                                 LIBOR Costs and Related Matters.

(a)                                  If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance:

(i)                                     shall subject any Lender or its LIBOR Office to any tax, duty or other charge or cost with respect to any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make LIBOR Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any LIBOR Advance or any other amounts due under this Agreement in respect of any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make LIBOR Advances, excluding, in the case of each Lender, the Administrative Agent and each Eligible Assignee, and any Affiliate or LIBOR Office thereof, (i) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts or capital and franchise taxes imposed on it, by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business” (unless it would not be doing business in such jurisdiction (or political subdivision thereof) absent the transactions contemplated hereby), (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or (iii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws;

(ii)                                  shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System and any reserves under respect to liabilities or assets consisting of or including eurocurrency funds or deposits), special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its LIBOR Office; or

(iii)                               shall impose on any Lender or its LIBOR Office or the London interbank eurodollar market any other condition affecting any LIBOR Advance, any of its Notes evidencing LIBOR Loans, its obligation to make LIBOR Advances or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its LIBOR Office of making or maintaining any LIBOR Advance or in respect of any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make LIBOR Advances or reduces the amount of any sum received or receivable by such Lender or its LIBOR Office with respect to any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make LIBOR Advances (assuming such Lender’s LIBOR Office had funded 100% of its LIBOR Advance in the London interbank eurodollar market), then, within five (5) Banking Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s LIBOR Office had funded 100% of its LIBOR Advance in the London interbank eurodollar market).  Borrower hereby indemnifies each Lender against, and agrees to hold each Lender harmless from and reimburse such Lender within ten Banking Days after demand for (without duplication) all costs, expenses, claims, penalties, liabilities, losses, reasonable legal fees and damages incurred or sustained by each Lender in connection with this Agreement, or any of the rights, obligations or transactions provided for or contemplated herein, as a direct result of the existence or occurrence of any Special LIBOR

Circumstance.  A statement of any Lender claiming compensation under this subsection and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section, and agrees to designate a different LIBOR Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.  If any Lender claims compensation under this Section, Borrower may at any time, upon at least four Market Days’ prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section through the date of such payment plus any prepayment fee required by Section 3.8(d), pay in full the affected LIBOR Advances of such Lender or request that such LIBOR Advances be converted to Base Rate Advances.

(b)                                 If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its LIBOR Office to make, maintain or fund its portion of any LIBOR Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank eurodollar market, or to determine or charge interest rates based upon the LIBOR, and such Lender shall so notify the Administrative Agent, then such Lender’s obligation to make LIBOR Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower.  Upon receipt of such notice, the outstanding principal amount of such Lender’s LIBOR Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances with Interest Periods corresponding to the LIBOR Loans of which such LIBOR Advances were a part on either (1) the last day of the Interest Period(s) applicable to such LIBOR Advances if such Lender may lawfully continue to maintain and fund such LIBOR Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.8(d).  Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Lender to notify the Administrative Agent under this Section 3.8(b), and agrees to designate a different LIBOR Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.  In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any LIBOR Loan, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance.  Any Lender whose obligation to make LIBOR Advances has been suspended under this Section 3.8(b) shall promptly notify the Administrative Agent and Borrower of the cessation of the Special LIBOR Circumstance which gave rise to such suspension.

(c)                                  If, with respect to any proposed LIBOR Loan:

(i)                                     the Administrative Agent reasonably determines that, by reason of circumstances affecting the London interbank eurodollar market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the London interbank eurodollar market for the applicable Interest Period; or

(ii)                                  the Requisite Lenders advise the Administrative Agent that the LIBOR as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the London interbank eurodollar market in the relevant amount for the applicable Interest Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable LIBOR Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future LIBOR Advances shall be suspended.  If at the time of such notice there is then pending a Request for Loan that specifies a LIBOR Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

(d)                                 Upon payment or prepayment of any LIBOR Advance (other than as the result of a conversion required under Section 3.1(d) or 3.8(b)), on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the failure of a Lender to make an Advance) to borrow on the date or in the amount specified for a LIBOR Loan in any Request for Loan, Borrower shall pay to the appropriate Lender within ten Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the LIBOR Advance had been funded in the London interbank eurodollar Market) equal to the sum of:

(i)                                     the principal amount of the LIBOR Advance prepaid or not borrowed, as the case may be, times the number of days between the date of prepayment or failure to borrow, as applicable, and the last day in the applicable Interest Period, divided by 360, times the applicable Interest Differential (provided that the product of the foregoing formula must be a positive number); plus

(ii)                                  all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section 3.8(d) shall be conclusive in the absence of manifest error.

3.9                                 Late Payments.  If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Base Rate plus the Base Rate Margin plus 2%, to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

3.10                           Computation of Interest and Fees.  Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on LIBOR Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.  Borrower acknowledges that such latter calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days.  Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Any Loan that is repaid on the same day on which it is made shall bear interest for one day.

3.11                           Non-Banking Days.  If any payment to be made by Borrower or any other Obligor under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

3.12                           Manner and Treatment of Payments.

(a)                                  Each payment hereunder (except payments pursuant to Sections 2.9, 3.7, 3.8, 11.3, 11.11 and 11.22) or on the Notes, on the Swing Line Documents or under any other Loan Document shall be made to the Administrative Agent, at the Administrative Agent’s Office, for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 11:00 a.m. on the day of payment (which must be a Banking Day).  All payments received after 11:00 a.m. on any Banking Day, shall be deemed received on the next succeeding Banking Day.  The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m. on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate.  All payments shall be made in lawful money of the United States of America.

(b)                                 Each payment or prepayment on account of any Loan (other than Swing Line Advances) shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

(c)                                  Each Lender shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing.  Notwithstanding the foregoing sentence, no Lender shall be liable to any Obligor for any failure to keep such a record.

(d)                                 Each payment of any amount payable by Borrower or any other Obligor under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding, in the case of each Lender, the Administrative Agent and each Eligible Assignee, and any Affiliate or LIBOR Office thereof, (i) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts or capital and franchise taxes imposed on it, (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or (iii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as “Taxes”).  To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding.  If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.

3.13                           Funding Sources.  Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

3.14                           Failure to Charge Not Subsequent Waiver.  Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.8), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including interest arising under Section 3.8), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

3.15                           Administrative Agent’s Right to Assume Payments Will be Made by Borrower.  Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s share of such assumed payment.  If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

3.16                           Survival.  All of Borrower’s obligations under Sections 3.7, 3.8 and 11.22 shall survive for ninety days following the date on which the Commitments are terminated, and all Loans hereunder are fully paid.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Creditors that:

4.1                                 Existence and Qualification; Power; Compliance With Laws.  Borrower is a corporation duly formed, validly existing and in good standing under the Laws of Nevada.  Borrower is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect.  Borrower has all requisite corporate or other organizational power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a party and to perform its Obligations.  All outstanding shares of the capital stock of Borrower are duly authorized and validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws.  Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2                                 Authority; Compliance With Other Agreements and Instruments and Government Regulations.  The execution, delivery and performance by Borrower and each other Obligor of the Loan Documents to which they are a party have been duly authorized by all necessary corporate action, and do not and will not:

(a)                                  Require any consent or approval not heretofore obtained of any director, stockholder, security holder or creditor of such Obligor;

(b)                                 Violate or conflict with any provision of such Obligor’s articles of incorporation or bylaws;

(c)                                  Except to the extent contemplated by the Loan Documents, result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Obligor;

(d)                                 Violate any Requirement of Law applicable to such Obligor;

(e)                                  Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Obligor is a party or by which such Obligor or any of its Property is bound or affected;

and neither Borrower nor any other Obligor is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

4.3                                 No Governmental Approvals Required.  Except as set forth in Schedule 4.3 or previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower of the Loan Documents to which it is an Obligor.  All authorizations from, or filings with, any Governmental Agency described in Schedule 4.3 will be accomplished as of the Closing Date or such other date as is specified in Schedule 4.3.

4.4                                 Subsidiaries.  Borrower does not have any Subsidiaries and Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interests in any Person.

4.5                                 Financial Statements.  Borrower has furnished (a) the audited financial statements of Borrower for the Fiscal Year ended December 31, 2002, and (b) the unaudited financial statement of Borrower for the Fiscal Quarter ended March 31, 2003, to the Administrative Agent and the Lenders, which financial statements fairly present the financial condition, results of operations and changes in financial position of Borrower as of such dates and for such periods in conformity with Generally Accepted Accounting Principles (subject to normal year-end adjustments and the absence of footnotes), consistently applied.

4.6                                 No Material Adverse Changes.  As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since December 31, 2002, or, as of any date subsequent to the Closing Date, since the Closing Date.

4.7                                 Title to Property.  On the Closing Date and on each subsequent date, Borrower has valid title in fee simple to the Project Site and all improvements (if any) located thereon, free and clear of all Liens and Rights of Others, other than Liens or Rights of Others permitted by Section 6.9.

4.8                                 Intangible Assets.  Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are necessary to complete and operate the Proposed Expansion or which are used or contemplated to be used in the conduct of their businesses as now operated and as contemplated to be operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.  Without limitation on the foregoing, Borrower holds a valid license to use the name and mark “Hard Rock Hotel” in

Las Vegas Nevada in connection with its operation of the existing Hard Rock Hotel.  Each registered patent, trademark or copyright owned by Borrower, or as to which Borrower is a licensee, is described on Schedule 4.8 or, after the Closing Date, on a supplement to the Trademark Assignment.

4.9                                 Public Utility Holding Company Act.  Neither Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.10                           Litigation.  There are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them (including the Real Property) before any Governmental Agency, which may reasonably be expected to have a monetary impact which is in excess of $1,000,000, and no such action, suit proceeding or investigation described in this Section may reasonably be expected to have a Material Adverse Effect.

4.11                           Binding Obligations.  Each of the Loan Documents to which Borrower or any of its Subsidiaries is a party will, when executed and delivered by such Obligor, constitute the legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.12                           No Default.  No event has occurred and is continuing that is a Default or Event of Default.

4.13                           ERISA.

(a)                                  With respect to each Pension Plan:

(i)                                     such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

(ii)                                  such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

(iii)                               no “reportable event” (as defined in Section 4043 of ERISA) has occurred that could reasonably be expected to have a Material Adverse Effect; and

(iv)                              neither Borrower nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither Borrower nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

4.14                           Regulations U and X; Investment Company Act.  No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations U and X.  Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.15                           Disclosure.  No statement made by Borrower or any of its Affiliates to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

4.16                           Tax Liability.  Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material item or portion of Property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

4.17                           Projections.  As of the Closing Date, to the best knowledge of Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower, and the Projections are reasonably based on such assumptions.  Nothing in this Section shall be construed as a representation or covenant that the Projections in fact will be achieved.

4.18                           Hazardous Materials.  Except as described in Schedule 4.18 or except as would not individually or in the aggregate have a Material Adverse Effect, (a) none of Borrower nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Project Site (or, to the best of Borrower or any of its Subsidiaries knowledge, any other Real Property) in violation of any Hazardous Materials Law, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Real Property, (c) neither the Project Site nor any portion thereof (nor, to the best knowledge of Borrower and its Subsidiaries, any other Real Property) is or has been utilized by Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Subsidiaries on the Project Site, or transported to or from the Project Site, such use, generation, storage and transportation are in compliance in all material respects with all Hazardous Materials Laws.

4.19                           Gaming Laws.  Borrower and its Subsidiaries are in compliance in all material respects with all Gaming Laws that are applicable to them.

4.20                           Security Interests.  Upon the execution and delivery of the Security Agreement and the Trademark Assignment, the Security Agreement and the Trademark Assignment will create a valid first priority security interests in the Collateral described therein securing the Obligations, and all action necessary to perfect the security interests so created (including without limitation Borrower’s license to use the name and mark “Hard Rock Hotel”), other than filing of the UCC-1 financing statements delivered to the Administrative Agent pursuant to Section 8.1 with the appropriate Governmental Agency and the filing of the Trademark Assignment with the United States Patent and Trademark Office, shall have been taken and completed.  Upon the execution and delivery of the Deed of Trust, the Deed of Trust will create a valid Lien in the Collateral described therein securing the Obligations, other than those arising under Sections 4.18, 5.9 and 11.22 (subject only to Permitted Encumbrances and Permitted Rights of Others), and all action necessary to perfect the Lien so created, other than recordation or filing thereof with the appropriate Governmental Agencies, will have been taken and completed.

4.21                           Tax Shelter Regulations.  Borrower does not intend to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  If Borrower notifies the Administrative Agent, Borrower acknowledges that one or more of the Lenders may treat its Loans and/or its interest in Swing Line Advances and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

ARTICLE 5
AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND
REPORTING REQUIREMENTS)

So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remain in force, Borrower shall, and shall cause each of its Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

5.1                                 Payment of Taxes and Other Potential Liens.  Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material item or portion of Property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

5.2                                 Preservation of Existence.  Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business, except where the failure to so preserve and maintain the existence of any Subsidiary or such authorizations would not constitute a Material Adverse Effect; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

5.3                                 Maintenance of Properties.  Maintain, preserve and protect all of their respective depreciable Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

5.4                                 Maintenance of Insurance.  Maintain, with responsible insurance companies, insurance covering the Collateral against such insurable losses as is consistent with sound business practice, and will cause Administrative Agent for its benefit and the benefit of the Lenders, the Trustee and the holders of the Second Lien Notes (collectively, the “Secured Parties”) to be designated as an additional insured and loss payee with respect to all insurance, obtain the written agreement of the insurers that such insurance shall not be cancelled, terminated or materially modified to the detriment of Secured Parties without at least 30 days prior written notice to Secured Parties, and furnish copies of such insurance policies or certificates to Secured Parties promptly upon request therefore.

5.5                                 Compliance With Laws.  Comply, within the time period, if any, given for such compliance by the relevant Governmental Agency or Agencies with enforcement authority, with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

5.6                                 Keeping of Records and Books of Account.  Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.

5.7                                 Compliance With Agreements.  Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

5.8                                 Use of Proceeds.  Use the proceeds of the Loans to refinance existing Indebtedness, to fund an initial preferred dividend payment in an amount not to exceed

$15,000,000, to pay costs and expenses related to the foregoing and, subsequent thereto, for other general corporate purposes of Borrower, including construction of the Proposed Expansion.

5.9                                 Hazardous Materials Laws.  Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws with regard to the Real Property, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials with regard to the Real Property, and (c) discovery by any Senior Officer of Borrower of any material occurrence or condition on any real Property adjoining or in the vicinity of such Real Property and affecting the Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

ARTICLE 6
NEGATIVE COVENANTS

So long as any Advance remains unpaid, or any Letter of Credit remains outstanding or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remain in force, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 11.2, of all of the Lenders) otherwise consents:

6.1                                 Prepayment of Indebtedness.  Pay any principal or interest on any Indebtedness of Borrower or any of its Subsidiaries prior to the date when due, or make any payment or deposit with any Person that has the effect of providing for the satisfaction of any Indebtedness of Borrower or any of its Subsidiaries prior to the date when due, in each case if a Default or Event of Default then exists or would result therefrom.

6.2                                 Payment of Subordinated Obligations.  Pay any principal (including sinking fund payments) or any other amount with respect to any Subordinated Obligation, or purchase or redeem any Subordinated Obligation, except for (a) regularly scheduled Cash payments of interest with respect to the Qualified Subordinated Notes and (b) the purchase and redemption of Second Lien Notes in an aggregate principal amount not to exceed $15,000,000, provided, in each case that (i) no Default or Event of Default exists or would result from the making of such payments, purchases or redemptions, (ii) the Total Leverage Ratio as of the last day of the most recent Fiscal Quarter, and after giving effect to such payment, purchase or redemption, was less than 5.00 to 1.00 and (iii) such purchases or redemptions shall be funded solely from Excess Cash Flow from the previous four Fiscal Quarters, (c) regularly scheduled payments of interest with respect to the Second Lien Notes and regularly scheduled payments of any Supervisory Fees so long as no Default or Event of Default exists or would result from the making of such payment, (d) Cash payments of interest with respect to the Qualified Subordinated Notes in an amount not to exceed the estimated taxes payable by the holders of such Qualified Subordinated Notes on the interest accrued on such Qualified Subordinated Notes since the most recent semi-annual interest payment date as provided therein so long as no Default or Event of Default exists or would result from the making of such payments and (e) payments of interest in kind with respect to the Qualified Subordinated Notes as provided therein.

6.3                                 Disposition of Property.  Make any Disposition of its Property, whether now owned or hereafter acquired, except for:

(a)                                  Dispositions of obsolete equipment or other personal property no longer necessary to the business of Borrower and its Subsidiaries having a fair market value (in each transaction or series of related transactions) of less than $1,000,000);

(b)                                 Dispositions of easements or minor strips and gores of property in connection with the construction of the Proposed Expansion or other improvements to the Project Site and which are approved in advance by the Administrative Agent as reasonably necessary to the construction or maintenance thereof, provided that the Administrative Agent shall concurrently receive any endorsements to its policy of title insurance as it may reasonably request in connection therewith; and

(c)                                  Dispositions to the extent permitted by Section 6.5 of this Agreement;

provided, however, that this Section shall not apply to prohibit a Disposition to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which is not curable by such Disposition, (ii) Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Banking Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance, (iii) the Net Cash Proceeds from such Disposition are paid to the Administrative Agent promptly after receipt and applied to reduce the principal outstanding under the Term Notes and, after the Term Notes shall have been repaid in full, the Revolving Notes (in each such case first, to Base Rate Loans and thereafter to LIBOR Loans, shortest Interest Periods first and to the installments due under such Notes in the inverse order of maturity), and (iv) any non-Cash proceeds from such Disposition shall be delivered and pledged to the Administrative Agent as additional collateral for the Obligations, and provided further that nothing in this Section shall apply to restrict the Disposition of any of the equity securities of any Person that holds, directly or indirectly through a holding company or otherwise, a license under any Gaming Law to the extent such restriction is unlawful under that Gaming Law.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, to the extent the Requisite Lenders waive the provisions of this Section 6.3 with respect to the Disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Agreement (unless transferred to the Borrower or another Obligor) the Administrative Agent shall take such actions as are appropriate to release such Collateral from the Liens created by the Loan Documents.

6.4                                 Hostile Tender Offers.  Make any offer to purchase or acquire, or consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

6.5                                 Mergers.  Merge or consolidate with or into any Person, except:

(a)                                  mergers and consolidations of a Subsidiary of Borrower into Borrower or another Subsidiary of Borrower (in the case of any such merger or consolidation to which Borrower is a party, with Borrower as the surviving entity), provided that Borrower and each of such Subsidiaries have executed such amendments to the Loan Documents as the Administrative Agent may reasonably determine are appropriate as a result of such merger; and

(b)                                 mergers or consolidations of Borrower or any of its Subsidiaries with any other Person, provided that (i) either (A) Borrower or such Subsidiary is the surviving entity, or (B) the surviving entity is a Person (other than an individual) organized under the Laws of a State of the United States of America or the District of Columbia and, as of the date of such merger or consolidation, expressly assumes, by an appropriate instrument, the Obligations of Borrower or such Subsidiary, as the case may be, (ii) giving effect thereto on a pro-forma basis, no Default or Event of Default exists or would result therefrom, and (iii) as a result thereof, no Change of Control has occurred.

6.6                                 Distributions.  Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, other than:

(a)                                  Distributions from any Subsidiary of Borrower to Borrower or from one Subsidiary to another Subsidiary;

(b)                                 the conversion of the Outstanding Preferred Stock into Qualified Subordinated Notes;

(c)                                  provided that no Default or Event of Default shall have occurred or be continuing or would result therefrom, on the Closing Date Borrower may make a one-time Distribution of accrued and unpaid dividends in an aggregate amount not to exceed $15,000,000 to the holders of Borrower’s Outstanding Preferred Stock;

(d)                                 provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may purchase its common stock or options in such common stock from present or former officers or employees of any of Borrower or its Subsidiaries upon the death, disability or termination of employment of such officer or employee or pursuant to the terms of any stock option plan or like agreements, provided, that the aggregate amount of payments under the clause after the date hereof (net of any proceeds received by Borrower and contributed to Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $1,000,000; and

(e)                                  any non-wholly owned Subsidiary of Borrower may pay cash Distributions to its shareholders, members or partners generally, so long as Borrower or its respective Subsidiary that owns the capital stock in the Subsidiary paying such dividends receives at least its proportionate share thereof.

6.7                                 ERISA.  At any time, permit any Pension Plan to:  (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

6.8                                 Change in Nature of Business.  Make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole.

6.9                                 Liens, Negative Pledges and Rights of Others.  Create, incur, assume or suffer to exist any Lien, Negative Pledge prohibiting the granting of Liens to the Banks or any Right of Others of any nature upon or with respect to any of their respective Properties, or engage in any sale and leaseback transaction with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

(a)                                  Liens and Negative Pledges described on Schedule 6.9 and renewals and extensions thereof, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of indebtedness secured thereby is not increased;

(b)                                 Permitted Encumbrances and Permitted Rights of Others;

(c)                                  Liens and Negative Pledges under the Loan Documents;

(d)                                 to the extent that the same constitute Liens, the exceptions reflected on Schedule B to the ALTA Lender’s policy of title insurance described in Section 8.1;

(e)                                  purchase money Liens securing Indebtedness permitted by Section 6.10(c) on and limited to the Property acquired, constructed or financed with the proceeds of such Indebtedness and Negative Pledges in favor of the holders of such Indebtedness with respect to such Property;

(f)                                    Liens securing the Second Lien Notes;

(g)                                 Liens on Property acquired by Borrower and its Subsidiaries following the Closing Date securing Indebtedness permitted by Section 6.10, which are in existence at the time of such acquisition and not created in contemplation thereof;

(h)                                 any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by Borrower or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(i)                                     Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default;

(j)                                     Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and the amount secured does not exceed $250,000;

(k)                                  Liens securing insurance premium financing arrangements so long as the amount secured does not exceed $750,000;

(l)                                     Liens (i) incurred in the ordinary course of business in connection with the purchase of shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(m)                               Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposits with or in possession of such banks, other than relating to Indebtedness.

6.10                           Indebtedness and Contingent Obligations.  Create, incur or assume any Indebtedness or Contingent Obligation except:

(a)                                  Indebtedness and Contingent Obligations existing on the Closing Date and disclosed in Schedule 6.10, and renewals, extensions or amendments that do not increase the amount thereof;

(b)                                 Indebtedness and Contingent Obligations under the Loan Documents;

(c)                                  purchase money Indebtedness and Capital Lease Obligations, and Contingent Obligations with respect thereto, incurred when no Default or Event of Default has occurred and remains continuing, provided that the aggregate principal amount of such Indebtedness and Capital Lease Obligations outstanding at any time does not exceed $5,000,000;

(d)                                 Indebtedness, and Contingent Obligations with respect thereto, consisting of one or more Swap Agreements entered into with respect to the Obligations;

(e)                                  refinancings of any of the Indebtedness and Capital Lease Obligations, and Contingent Obligations with respect thereto, described in the foregoing clauses of this Section, provided that the amount thereof is not increased;

(f)                                    Indebtedness, and Contingent Obligations with respect thereto, incurred pursuant to the Indenture in an aggregate principal amount not to exceed $140,000,000 and refinancings thereof which are subordinated in the same manner, which do not increase the amount thereof and which have a maturity date no earlier than that in the Indenture;

(g)                                 the Qualified Subordinated Notes of Borrower;

(h)                                 Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary to the Borrower to the extend permitted under Section 6.16; and;

(i)                                     Contingent Obligations under mechanics lien indemnity agreements executed in favor of the Title Company as of the Closing Date.

6.11                           Total Leverage Ratio.  Permit the Total Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
After Closing through September 30, 2003	6.25:1.00
December 31, 2003 through June 30, 2004	5.75:1.00
September 30, 2004	5.50:1.00
December 31, 2004 through March 31, 2005	5.25:1.00
June 30, 2005 through September 30, 2005	5.00:1.00
December 31, 2005 through March 31, 2006	4.75:1.00
June 30, 2006 through September 30, 2006	4.50:1.00
December 31, 2006 through March 31, 2007	4.25:1.00
June 30, 2007 and thereafter	4.00:1.00

6.12                           Senior Leverage Ratio.  Permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter after the Closing Date to exceed 1.25:1.00.

6.13                           Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter after the Closing Date to be less than 1.25:1.00.

6.14                           Capital Expenditures.  Make or commit to make any Capital Expenditure other than:

(a)                                  Capital Expenditures made in connection with the construction of the Proposed Expansion in an aggregate amount which does not exceed $30,000,000; and

(b)                                 Maintenance Capital Expenditures in an aggregate amount not to exceed $7,500,000 during any Fiscal Year, provided that up to 50% of any such amount not expended in any Fiscal Year may be carried over to the following Fiscal Year.

6.15                           Investments.  Make or suffer to exist any Investment, other than:

(a)                                  Investments consisting of Cash and Cash Equivalents;

(b)                                 Investments consisting of advances to officers, directors, partners and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(c)                                  Investments consisting of credit extended to gaming patrons in the ordinary course of business and in accordance with past practices;

(d)                                 Investments to the extent permitted under Section 6.16;

(e)                                  Contingent Obligations to the extent permitted under Section 6.10; and

(f)                                    Investments made by Borrower or any of its Subsidiaries, solely with proceeds that have been contributed from the Permitted Investor for the purpose of making an

Investment identified in a notice to the Administrative Agent on or prior to the date that such capital contribution is made.

6.16                           New Subsidiaries.  Make or suffer to exist any Investment in any Subsidiary, or form or acquire any Subsidiary, unless:

(a)                                  such Subsidiary is not a Foreign Subsidiary;

(b)                                 concurrently with such Investment, Acquisition or formation, (i) Borrower has pledged its interest in the capital stock and debt securities of such Subsidiary to the Administrative Agent and the Lenders, (ii) such Subsidiary has issued a guaranty of the Obligations and has granted perfected first priority Liens in substantially all of its Property, in each case pursuant to agreements which are in form and substance substantially similar to the Collateral Documents as of the date hereof, (iii) Borrower and such Subsidiary have provided to the Administrative Agent such other opinions, assurances and the like as the Administrative Agent or the Requisite Lenders have reasonably requested, (iv) no Default or Event of Default shall have occurred and be continuing, before or after giving effect thereto, (v) the Subsidiary so invested in, acquired or formed is principally engaged in the same line of business (or a business reasonably incidental or complementary thereto) as Borrower; and

(c)                                  such Investments or Acquisitions are made in Subsidiaries in which Borrower holds at least 80% of the capital stock thereof entitled to ordinary voting power and the aggregate amount of all such Investments or Acquisition consideration does not exceed $6,000,000 from and after the date hereof.

6.17                           Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower other than (a) salary, bonus and other compensation arrangements with directors, officers, partners or employees in the ordinary course of business and determined in a manner consistent with past practices, (b) transactions between or among Borrower and its Subsidiaries, (c) transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, (d) reimbursement of expenses incurred by Persons controlled by the Permitted Investor in providing support and travel services to Borrower and its Subsidiaries in the ordinary course of their business and consistent with past practices, (e) loans to employees of Borrower and its Subsidiaries in the ordinary course of their business, provided that any loan in excess of $200,000 shall have been approved by the disinterested members of the Board of Directors of Borrower (f) payments of Supervisory Fees to the extent permitted under this Agreement, (g) the conversion of the Outstanding Preferred Stock into Qualified Subordinated Notes, (h) the payments of the one-time Distribution described in Section 6.6(c) and (i) payments of principal and interest on the Qualified Subordinated Notes to the extent permitted under this Agreement.

6.18                           Changes to the Subordinated Obligations or Codes, Covenants and Restrictions.  Make any changes, amendments or modifications to the terms of the Supervisory Agreement, the Indenture, the Qualified Subordinated Notes or any other Subordinated Obligations which are materially adverse to the interests of the Creditors, under the Loan Documents, or amend, modify or fail to enforce (in any manner which is materially adverse to the interests of the Lenders under the Loan Documents or which is directed by the Administrative Agent pursuant to the Loan

Documents) the Declaration of Codes, Covenants and Restrictions dated made by Hotel Nicole Limited Partnership dated July 27, 1989 and of record as of the Closing Date.

ARTICLE 7
INFORMATION AND REPORTING REQUIREMENTS

7.1                                 Financial and Business Information.  So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower’s sole expense, deliver to the Administrative Agent, a sufficient number of copies for all of the Lenders, of the following:

(a)                                  As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter, (i) the consolidated and consolidating balance sheet, statement of income and cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail, and (ii) a quarterly operating report with a narrative description in a format which is mutually acceptable to Borrower and the Administrative Agent.  Such financial statements shall be certified by the Chief Financial Officer or Treasurer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles (other than footnote disclosures and subject to year-end adjustments), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b)                                 As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, the consolidated and consolidating balance sheet, statements of operations and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year, in each case as at the end of and for the Fiscal Year, all in reasonable detail.  Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and opinion of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions which are not reasonably acceptable to the Requisite Lenders.  Such accountants’ report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default;

(c)                                  As soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the four succeeding Fiscal Years, including projected consolidated balance sheets, statements of operations and statements of cash flow of Borrower and its Subsidiaries, all in reasonable detail (it being understood that such projections will be prepared in good faith based on reasonable assumptions at the time made but that no assurances are offered that such projections will be realized);

(d)                                 Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

(e)                                  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section 7.1;

(f)                                    Promptly after the same are available, copies of the Nevada “Regulation 6.090 Report” and “6-A Report” and copies of any written communication to Borrower or any of its Subsidiaries from any Gaming Board advising it of a violation of or non-compliance with any Gaming Law by Borrower or any of its Subsidiaries;

(g)                                 Promptly after request by the Administrative Agent or any Lender, copies of any other material report or other document that was filed by Borrower or any of its Subsidiaries with any Governmental Agency;

(h)                                 Promptly, and in any event within ten Banking Days upon a Senior Officer becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA) or (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(i)                                     As soon as practicable, and in any event within three Banking Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

(j)                                     Promptly upon a Senior Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries that is $1,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder on the part of Borrower or any of its Subsidiaries, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a credit agreement or material lease in excess of $1,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Borrower of its intent to strike Borrower or any of its Subsidiaries on a date certain and such strike would involve more than 100 employees of

Borrower and its Subsidiaries, or (v) any Gaming Board has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $1,000,000 or more with respect to Borrower or any of its Subsidiaries, a written notice describing the pertinent facts relating thereto and what action Borrower or its Subsidiaries are taking or propose to take with respect thereto;

(k)                                  Promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) a duly completed copy of IRS Form 8886 or any successor form; and

(l)                                     Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Lender (through the Administrative Agent) or the Requisite Lenders.

7.2                                 Compliance Certificates.  For so long as any Advance remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid or unperformed, or any portion of the Commitments remain outstanding, Borrower shall deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 7.1(a) a properly completed Compliance Certificate signed by a Senior Officer.

ARTICLE 8
CONDITIONS

8.1                                 Initial Advances on the Closing Date.  The obligation of each Lender to make the initial Advance to be made by it on the Closing Date, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

(a)                                  The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution to the Lenders and Borrower;

(ii)                                  Notes executed by Borrower in favor of each Lender, each in a principal amount equal to that Lender’s applicable Pro Rata Share;

(iii)                               the Swing Line Documents executed by Borrower in favor of the Swing Line Lender;

(iv)                              the Deed of Trust, executed and acknowledged by Borrower;

(v)                                 the Security Agreement executed by Borrower;

(vi)                              such financing statements on Form UCC-1 with respect to the Security Agreement as the Administrative Agent may request;

(vii)                           the Trademark Assignment, executed by Borrower and the consent and agreement from Peter A. Morton attached thereto;

(viii)                        a Certificate, signed by a Senior Officer of Borrower certifying that attached thereto are true, correct and complete copies of the Trademark Sublicense Agreement, dated May 30, 2003 between Peter A. Morton and Borrower, as amended (which shall be in form and substance acceptable to the Lenders);

(ix)                                the Subordination Agreement (regarding Supervisory Fees) executed by Peter A. Morton;

(x)                                   the Intercreditor Agreement;

(xi)                                the Deposit Account Control Agreement executed by the Borrower;

(xii)                             the Copyright Assignment, executed by Borrower;

(xiii)                          a certified execution copy of the Indenture;

(xiv)                         such documentation with respect to Borrower as the Administrative Agent may require to establish its due organization, valid existence and good standing, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of  articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, and incumbency certificates;

(xv)                            an environmental site assessment of the Project Site, as more specifically described in the Proposal to Conduct Phase I Environmental Site Assessment prepared by MFG, Inc., dated May 14, 2003;

(xvi)                         a written appraisal by a qualified independent appraiser acceptable to the Administrative Agent and complying in all respects with FIRREA of the Project Site that reflects the fair market value of the Project Site and the existing Hard Rock Hotel improvements as of the Closing Date of not less than $100,000,000;

(xvii)                      a certificate of insurance issued by Borrower’s insurance carrier or agent with respect to the insurance required to be maintained pursuant to the Deed of Trust, including without limitation flood insurance and a policy or policies of bailer’s “all risk” insurance in non-reporting form and in an amount not less than the then current value of the improvements located on the Real Property, to be increased on the Completion Date to the full insurable completed value of Hard Rock Hotel and the Proposed Expansion on a replacement cost basis, together with lenders’ loss payable endorsements thereof on Form 438BFU or other form acceptable to the Administrative Agent;

(xviii)                   assurances acceptable to the Administrative Agent that the Title Company is prepared to issue its ALTA lenders policy, insuring that Borrower is the owner of the Project Site in fee simple absolute and insuring the Lien of the Deed of Trust in an amount not less than the amount of the Commitment, subject only to the exceptions to title described on Schedule 8.1(a)(xvii) and with endorsements to coverage as are reasonably acceptable to the Administrative Agent or as are reasonably requested by the Requisite Lenders (including any endorsements providing coverage as to exceptions to title described on Schedule 8.1(a)(xvii) as may be reasonably requested by the Administrative Agent with respect thereto), with such assurances as the Administrative Agent may reasonably require from title re-insurers acceptable to the Administrative Agent;

(xix)                           the Opinions of Counsel;

(xx)                              evidence satisfactory to the Requisite Lenders of such zoning (including variances and use permits) and other land use entitlements as may be necessary to permit the use of the Project Site and the Proposed Expansion as a hotel, casino and resort property;

(xxi)                           a legal opinion satisfactory to the Administrative Agent confirming that the relevant Gaming Boards have approved the transactions contemplated by the Loan Documents to the extent that such approval is required by applicable Gaming Laws;

(xxii)                        a Certificate of a Responsible Official signed by a Senior Officer of Borrower certifying that the conditions specified in Sections 8.1(e) and 8.1(f) have been satisfied;

(xxiii)                     such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)                                 Borrower shall have concurrently terminated the Existing Loan Agreement pursuant to agreements acceptable to the Administrative Agent, and shall have made arrangements satisfactory to the Administrative Agent for the termination of the deed of trust, financing statements and other security held by the lenders under the Existing Loan Agreement.

(c)                                  Evidence that the security interests of the Administrative Agent in the personal property of Borrower are of first priority, except as otherwise contemplated by the Loan Documents.

(d)                                 The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower prior to the Closing Date, shall have been paid.

(e)                                  The representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects.

(f)                                    Borrower, Peter A. Morton and any other Obligors shall be in compliance with all the terms and provisions of the Loan Documents, and after giving effect to the initial Advance, no Default or Event of Default shall have occurred and be continuing.

(g)                                 The fees due and payable on the Closing Date pursuant to Article 3 shall have been paid.

(h)                                 Borrower shall have received, or shall concurrently receive, the net proceeds of the issuance of its $140,000,000 Second Lien Notes due 2013 issued pursuant to the Indenture, and the terms of the Indenture shall be acceptable to the Administrative Agent.

(i)                                     The Outstanding Preferred Stock shall have been or shall concurrently be converted to Qualified Subordinated Notes on terms acceptable to the Administrative Agent.

(j)                                     All legal matters relating to the Loan Documents shall be satisfactory to special counsel to the Administrative Agent.

8.2                                 Any Advance.  The obligation of each Lender to make any Advance, the obligation of the Issuing Lender to issue any Letter of Credit, and the obligation of the Swing Line Lender to make any Swing Line Advance, are each subject to the conditions precedent that:

(a)                                  except as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than the representations set forth in Sections 4.4, 4.10 and 4.17) shall be true and correct on the date of such Advance as though made on that date;

(b)                                 There shall not be any pending or threatened action, suit, proceeding or investigation affecting Borrower or any of its Subsidiaries before any Governmental Agency that constitutes a Material Adverse Effect;

(c)                                  except as provided for in Section 2.1(h), the Administrative Agent shall have timely received a Request for Loan in compliance with Article 2 (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c), if applicable) or the Issuing Lender shall have received a Request for Letter of Credit, as the case may be, in compliance with Article 2;

(d)                                 no Default or Event of Default shall have occurred and remain continuing or will result from such Advance or Swing Line Advance or the issuance of such Letter of Credit;

(e)                                  the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Requisite Lenders reasonably may require.

ARTICLE 9
EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1                                 Events of Default.  The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a)                                  Borrower (i) fails to pay any principal on any of the Notes, or any portion thereof, on the date when due, (ii) fails to make any payment with respect to any Letter of Credit when due, or (iii) fails to make any payment of principal with respect to any Swing Line Advance when due; or

(b)                                 Borrower fails to pay any interest on any of the Notes, or any fees under Sections 3.4 or 3.5 or any portion thereof, within three Banking Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within two Banking Days after demand therefor; or

(c)                                  Borrower fails to comply with any of the covenants contained in Article 6;

(d)                                 Borrower fails to comply with Sections 5.6 or 7.1(i) in any respect that is materially adverse to the interests of the Lenders; or

(e)                                  Borrower, the Permitted Investor or any other Obligor fails to perform or observe any other covenant or Agreement (not specified in clauses (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within fifteen Banking Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default; or

(f)                                    Any representation or warranty of Borrower, the Permitted Investor or any other Obligor made in any Loan Document, or in any certificate or other writing delivered by Borrower pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or

(g)                                 Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness for borrowed money of $2,000,000 or more, or any guaranty of present or future Indebtedness for borrowed money of $2,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment, the exercise of any “put” exercised by the holder of such Indebtedness or otherwise or (ii) fails to perform or observe any other term, covenant or Agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future Indebtedness for borrowed money of $2,000,000 or more, or of any guaranty of present or future indebtedness for borrowed money of $2,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or

(h)                                 Any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligation due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation; or

(i)                                     Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lenders or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of the Lenders; or the Permitted Investor or any Obligor thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(j)                                     A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $2,000,000 and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any part of the Property of any such Person and is not released, vacated or fully bonded within thirty calendar days after its issue or levy; or

(k)                                  Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty calendar days; or

(l)                                     The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(m)                               Any determination is made by a court of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

(n)                                 Any Pension Plan maintained by Borrower or any of its Subsidiaries is determined to have an “accumulated funding deficiency” as that term is defined in Section 302 of ERISA and the result is a Material Adverse Effect; or

(o)                                 The occurrence of any License Revocation that continues for five consecutive calendar days with respect to any material gaming operations at the Hard Rock Hotel; or

(p)                                 The occurrence of any Change of Control; or

(q)                                 Any of the holders of the Second Lien Notes or the Qualified Subordinated Notes asserts in writing that the obligations evidenced thereby are not subordinated in accordance with their terms to the Obligations.

9.2                                 Remedies Upon Event of Default.  Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a)                                  Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(k):

(i)                                     the Commitments to make Advances, the obligation of the Issuing Lender to issue Letters of Credit, the obligation of the Swing Line Lender to make Swing Line Advances and all other obligations of the Creditors to the Obligors and all rights of Borrower and the other Obligors under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and make further Advances, and cause the Issuing Lender to issue further Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

(ii)                                  the Issuing Lender may, with the approval of the Administrative Agent on behalf of the Requisite Revolving Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Lender as cash collateral hereunder; and

(iii)                               the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and may declare all or any part of the unpaid principal of the Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(b)                                 Upon the occurrence of any Event of Default described in Section 9.1(k):

(i)                                     the Commitments to make Advances, the obligation of the Issuing Lender to issue Letters of Credit, the obligation of the Swing Line Lender to make Swing Line Advances and all other obligations of the Creditors to the Obligors and all rights of Borrower and any other Obligors under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and make further Advances and to cause the Issuing Lender to issue further Letters of Credit,, which determination shall apply equally to, and shall be binding upon, all the Lenders;

(ii)                                  an amount equal to the aggregate amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Issuing Lender in an interest-bearing account as collateral hereunder; and

(iii)                               the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(c)                                  Upon the occurrence and during the continuance of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Obligor and such other rights and remedies as are provided by Law or equity.

(d)                                 The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys’ fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent and of the Lenders, and thereafter paid to the Lenders in accordance with their respective Aggregate Pro Rata Shares.  Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower’s Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents.  No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

9.3                                 Call Right in Favor of the Noteholders under the Indenture.  The Administrative Agent and the Lenders understand and agree that, pursuant to Section 10 of the Intercreditor Agreement, unless a proceeding under a Debtor Relief Law has been filed in respect of any of the Obligors, the Administrative Agent shall provide written notice of any acceleration of the maturity of the Obligations to the trustee under the Indenture, and the noteholders under the Indenture shall have, during the thirty day period following such notice, the right to purchase the Obligations from the Lenders for a purchase price equal to the outstanding principal balance thereof (including any outstanding Letters of Credit and other similar financial accommodations), plus all accrued and unpaid interest, fees and other amounts due to the Administrative Agent or the Lenders under the Lender Documents, provided that such trustee and noteholders shall make arrangements reasonably acceptable to the Administrative Agent for backup indemnification for any contingent liabilities of the Obligors and their Affiliates under the Loan Documents.

ARTICLE 10
THE ADMINISTRATIVE AGENT

10.1                           Appointment and Authorization of Administrative Agent.

(a)                                  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 10 and in the definition of “Agent-Related Person”

included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

10.2                           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.3                           Liability of Administrative Agent.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Obligor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Permitted Investor or any Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor or any Affiliate thereof.

10.4                           Reliance by Administrative Agent.

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 8.1, each Lender that has signed this Agreement shall be deemed to have consented to,

approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.5                           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default as may be directed by the Requisite Lenders in accordance with Article 9; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

10.6                           Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Obligor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.7                           Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Obligor and without limiting the obligation of any Obligor to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

10.8                           Administrative Agent in its Individual Capacity.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Obligor or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Obligor or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.9                           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender and Swing Line Lender.  If the Administrative Agent resigns under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swing Line Lender and the respective terms “Administrative Agent,” “Issuing Lender” and “Swing Line Lender” shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swing Line Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 and Sections 11.3 and 11.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above.

10.10                     Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.2, 3.3, 3.4, 3.5 and 11.3) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2, 3.3, 3.4, 3.5 and 11.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11                     Collateral Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold, to be sold, or otherwise disposed or to be disposed of, in accordance with the terms hereunder or under any other Loan Document, or (iii) subject to Section 11.1, if approved, authorized or ratified in writing by the Requisite Lenders; and

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.9(e).

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 10.11.

ARTICLE 11
MISCELLANEOUS

11.1                           Cumulative Remedies; No Waiver.  The rights, powers, privileges and remedies of the Creditors provided herein, in the Notes and in the other Loan Documents are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity.  No failure or delay on the part of any Creditor in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy.  The terms and conditions of Article 8 are inserted for the sole benefit of the Creditors; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Creditors’ rights to assert them in whole or in part in respect of any other Loan.

11.2                           Amendments; Consents.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, any other Obligor or the Permitted Investor therefrom, shall be effective unless in writing signed by the Requisite Lenders and the Borrower, the applicable Obligor or the Permitted Investor, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 8.1 without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iv) of the second proviso to this Section 11.2) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)                                  change Section 9.2(d) or Section 11.10 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                    change any provision of this Section or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)                                 release any of the Collateral having an aggregate fair market value in excess of $2,000,000 (except as otherwise provided in any Loan Document); or

(h)                                 release any Guarantor from its guaranty of the Obligations without the written consent of each Lender (except as otherwise provided in any Loan Document);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lenders under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 11.8(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

11.3                           Attorney Costs, Expenses and Taxes.  Borrower agrees (a) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any bankruptcy, insolvency or similar law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 11.3 shall be payable within ten Banking Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.  Any amount payable to the Administrative Agent or any Lender under this Section 11.3 shall bear interest from the second Banking Day following the date of demand for payment at the Default Rate.

11.4                           Nature of Lenders’ Obligations.  The obligations of the Lenders hereunder are several and not joint or joint and several.  Nothing contained in this Agreement or any other Loan Document and no action taken by any Creditor pursuant hereto or thereto may, or may be deemed to, make any of the Creditors a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower.  Each Lender’s obligation to make any Advance pursuant hereto is several and not joint or joint and several, and in the case of the initial Advance only, is conditioned upon the performance by all other Lenders of their obligations to make initial Advances.  A default by any Lender will not increase the Pro Rata Share of any Commitment attributable to any other Lender.  Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so.

11.5                           Survival of Representations and Warranties.  All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Obligors, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by each Creditor, notwithstanding any investigation made by the Creditors or on their behalf.

11.6                           Notices.  Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section.  Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

11.7                           Execution of Loan Documents.  Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party.  The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

11.8                           Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and its Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Outstandings held by any Revolving Lender) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Outstandings; (iii) any assignment of a Revolving Loan Commitment must be approved by the Administrative Agent, the Issuing Lender and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed)

unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) any assignment of a Term Loan Commitment must be approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.7, 3.8, 3.12, 11.3 and 11.11 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including a Revolving Lender’s participations in L/C Obligations and/or Swing Line Outstandings) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in subsections (b), (c) and (d) of Section 11.2 that directly affects such Participant.  Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.7, 3.8 and 3.12(d) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.9 as though it were a Lender, provided such Participant agrees to be subject to Section 11.9 as though it were a Lender.

(e)                                  A Participant shall not be entitled to receive any greater payment under Section 3.7, 3.8 or 3.12(d) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that is incorporated under the laws of a jurisdiction other than the United States of America or any state thereof shall not be entitled to the benefits of Section 3.12(d) unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 11.21 as though it were a Lender.

(f)                                    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 As used herein, the following terms have the following meanings:

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including their obligations under Sections 3.7 or 3.8), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof with respect to matters directly related to this Agreement.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(i)                                     Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note(s), if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.8, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)                                     Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Loan Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to Borrower and the Lenders, resign as an Issuing Bank and/or (ii) upon 30 days’ notice to Borrower, resign as the Swing Line Lender.  In the event of any such resignation as an Issuing Bank or Swing Line Lender, Borrower shall be entitled to appoint from among the Revolving Lenders a successor Issuing Bank or Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as an Issuing Bank or the Swing Line Lender, as the case may be.  If Bank of America resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Revolving Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.4(g).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Outstandings made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Revolving Loans or fund risk participations in outstanding Swing Line Outstandings pursuant to Section 2.5.

(k)                                  Notwithstanding anything to the contrary herein, the rights of the Lenders to make assignment of, and grant participations in, their Pro Rata Share of the Commitments shall be subject to the approval of any Gaming Board, to the extent required by applicable Gaming Laws.

11.9                           Right of Setoff.  If an Event of Default has occurred and is continuing, each Creditor may (but only with the consent of the Requisite Lenders) exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower or any Property of Borrower in its possession against the Obligations.

11.10                     Sharing of Setoffs.  Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws  (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest.  Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.  Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

11.11                     Indemnification by Borrower.  Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date), except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  All amounts due under this Section 11.11 shall be payable within ten Banking Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.12                     Nonliability of the Lenders.  Borrower acknowledges and agrees that:

(a)                                  Any inspections of any Property of Borrower made by or through the Creditors are for purposes of administration of the Loans and Letters of Credit only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b)                                 By accepting or approving anything required to be observed, performed, fulfilled or given to the Creditors pursuant to the Loan Documents, no Creditor shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by any Creditor;

(c)                                  The relationship between Borrower and Creditors is, and shall at all times remain, solely that of borrower and lenders; no Creditor shall under any circumstance be construed to be a partner or joint venturer with of Borrower or its Affiliates; no creditor shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary or other special relationship with Borrower or its Affiliates, or to owe any fiduciary duty or other special duty to Borrower or its Affiliates; no Creditor undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditors in connection with such matters is solely for the protection of the Creditors and neither Borrower nor any other Person is entitled to rely thereon; and

(d)                                 The Creditors shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower or its Affiliates and Borrower hereby indemnifies and holds each Creditor harmless from any such loss, damage, liability or claim.

11.13                     No Third Parties Benefited.  This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and the Creditors in connection with the Loans, Letters of Credit and Swing Line Advances and is made for the sole benefit of Borrower, the Creditors and the Creditors’ successors and assigns.  Except as provided in Sections 11.8, 11.11 and 11.14, no other Person shall have any rights of any nature hereunder or by reason hereof.

11.14                     Confidentiality.  Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders; (b) to legal counsel and accountants for Borrower or any Lender; (c) to other professional advisors to Borrower or any Lender, provided that the recipient has accepted such information subject to a confidentiality Agreement substantially similar to this Section 11.14; (d) to regulatory officials having jurisdiction over that Lender; (e) to any Gaming Board having regulatory jurisdiction over Borrower or its Subsidiaries; (f) as required by Law or legal process or in connection with any legal proceeding to which that Lender and Borrower are adverse parties; and (g) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Note, provided that the recipient has accepted such information subject to a written confidentiality Agreement.  For purposes of the foregoing, “confidential information” shall mean any information respecting Borrower reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower to any Person not associated with themselves without a confidentiality Agreement or obligation substantially similar to this Section 11.14.  Notwithstanding anything herein to the contrary, “Information” shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.  Nothing in this Section shall be construed to create or give rise to any fiduciary duty or other special duty on the part of any Creditor to Borrower.

11.15                     Further Assurances.  Borrower and its Subsidiaries shall, at their expense and without expense to the Creditors, do, execute and deliver such further acts and documents as any Creditor from time to time reasonably requires for the assuring and confirming unto the Creditors of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

11.16                     Integration.  This Agreement, together with the other Loan Documents and the letter agreements referred to in Sections 3.2, 3.4 and 3.5, comprises the complete and integrated Agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Creditors in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.17                     Governing Law.  Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local Laws of Nevada, without reference to the choice of law or conflicts of laws provisions thereof.

11.18                     Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

11.19                     Headings.  Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.20                     Time of the Essence.  Time is of the essence of the Loan Documents.

11.21                     Foreign Lenders and Participants.  Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Lender by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Lender by Borrower pursuant to this Agreement) or such other evidence satisfactory to Borrower and the Administrative Agent that such Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code.  Thereafter and from time to time, each such Person shall (a) promptly submit to Borrower (with a copy to the Administrative Agent) such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its LIBOR Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person.

11.22                     Hazardous Material Indemnity.  Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Creditors and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by any of the Creditors, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of:

(a)                                  the presence on, in, under or attributable to any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property, whether prior to or during the term of this Agreement (but not after the Obligations are paid in full and the Commitments terminated); and

(b)                                 any activity carried on or undertaken on any Real Property by Borrower, any of its Subsidiaries, or any of their respective predecessors in title, whether prior to or during the term of this Agreement (but not after the Obligations are paid in full and the Commitments terminated), and whether by Borrower, its Subsidiaries or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower, its Subsidiaries or any predecessor in title, or any third persons at any time prior to the payment in full of the Obligations and the termination of the Commitments occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or affecting any Real Property.

The foregoing indemnity shall further apply to any residual contamination on, in, under or affecting any Real Property, or affecting any natural resources, and to any contamination of any Real Property or related natural resources arising from the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Hazardous Materials Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the relevant Creditor.  Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section (and under Sections 4.18 and 5.9) shall be unlimited obligations of Borrower and shall not be secured by any mortgage or deed of trust on any Real Property.  Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all of the Obligations until (but not beyond) the date upon which the applicable statute of limitations for the related cause of action shall have expired.

11.23                     Gaming Boards.  The Administrative Agent and each of the Lenders agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over Borrower and its Subsidiaries, including the provision of such documents or other information as may be requested by any such Gaming Board relating to Borrower or any of its Subsidiaries or to the Loan Documents.

11.24                     Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.25                     Purported Oral Amendments.  BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2.  BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY CREDITOR OR ITS REPRESENTATIVES THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HARD ROCK HOTEL, INC., a Nevada corporation

By:
Title:

Address for notices:

Hard Rock Hotel and Casino
4455 Paradise Road
Las Vegas, Nevada 89109
Attention: James Bowen
Telecopier: (702) 893-9054

with a copy to

Gordon & Silver, Ltd.
3960 Howard Hughes Parkway
Las Vegas, Nevada 89109
Attention: James Mace
Telecopier: (702) 369-2666

BANK OF AMERICA, N.A., as Administrative Agent and Issuing Lender

By:
Title:

Address:

Bank of America, N.A.
CA9-706-17-54
555 South Flower Street
Los Angeles, California 90071
Attention: Janice Hammond, Vice President
Telecopier: (213) 345-1213
Telephone: (213) 345-1210

BANK OF AMERICA, N.A., as a Lender

By:
Title:

Address:

Bank of America, N.A.
CA9-706-17-54
555 South Flower Street
Los Angeles, California 90071
Attention: Scott Faber, Vice President
Telecopier: (213) 345-1215
Telephone: (213) 345-1196

With a copy to:

Bank of America, N.A.
CA9-706-17-54
555 South Flower Street
Los Angeles, California 90071
Attention: William Newby, Managing Director
Telecopier: (213) 345-1214
Telephone: (213) 345-1194

BANK OF SCOTLAND, as a Lender

By:
Title:

Address:

Bank of Scotland
565 Fifth Avenue
New York, New York 10017
Attention: Joseph Fratus, First Vice President
Telecopier: (212) 557-9460
Telephone: (212) 450-0800

COMERICA WEST INCORPORATED, as a Lender

By:
Title:

Address:

Comerica West Incorporated
3980 Howard Hughes Pkwy, Suite 350
Las Vegas, Nevada 89109
Attention: Eoin P. Collins, Vice President
Telecopier: (702) 791-4802
Telephone: (702) 791-2371

HIBERNIA NATIONAL BANK, as a Lender

By:
Title:

Address:

Hibernia National Bank
333 Travis Street, 3rd Floor
Shreveport, LA 71101
Attention: Jennifer Henry, Asst. Portfolio Mang.
Telecopier: (318) 674-3751
Telephone: (318) 674-3758